PROSPECTUS

Up to 13,473,554 shares of common stock

SPEEDEMISSIONS, INC.

Speedemissions is registering 5,793,481 shares for sale by existing shareholders, and 7,680,073 shares for sale by existing warrant and preferred stock holders upon the exercise of warrants or conversion of preferred shares. This offering will terminate when all 13,473,554 shares are sold or on August 31, 2006, unless we terminate it earlier.

Our common stock is quoted on the over-the-counter electronic bulletin board under the symbol "SPEM."

Investing in the common stock involves risks. Speedemissions currently has limited operations, limited income, and limited assets, is in unsound financial condition, and you should not invest unless you can afford to lose your entire investment. See "Risk Factors" beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

All of the common stock registered by this prospectus will be sold by the selling shareholders at the prevailing market prices at the time they are sold. Speedemissions is not selling any of the shares of common stock in this offering and therefore will not receive any proceeds from this offering. Speedemissions will, however, receive proceeds upon the exercise of warrants.

The date of this prospectus is September 29, 2004

PROSPECTUS SUMMARY

SPEEDEMISSIONS, INC.

We have been in the vehicle emissions testing business since May 2000. We currently operate nineteen vehicle emissions testing centers in two separate markets, greater Atlanta, Georgia and Houston, Texas. In addition, we have two more testing stations under construction in the greater Atlanta area.

Our objective is to become a national provider of vehicle emissions tests. Presently, the American Automobile Motor Vehicle Association reports that 34 states and the District of Columbia are required by the United States Environmental Protection Agency to have vehicle emissions testing. According to the 2000 census, these states constitute 72% of the U.S. population, or about 206 million citizens. The major metropolitan areas of these states represent 141 million citizens and 87.1 million vehicles. Each state, in turn, has its own regulatory structure for emissions testing with which we must comply.

We intend to grow using three methods. First, we intend to continue opening and operating company-owned testing stations. Second, we intend to acquire competitors in favorable markets. Third, we intend to offer franchises in selected markets. Currently, in addition to the Atlanta and Houston areas, we have targeted the following areas for application of our three growth strategies: Dallas, Texas; Charlotte, North Carolina; Northern Virginia; Pittsburgh and Philadelphia, Pennsylvania; Southern California; New York City; and Boston, Massachusetts. We intend to create brand awareness in each of these areas through a standard building style and facade, consistent color schemes, signs, employee uniforms, and limited local advertising.

Corporate Information

We were incorporated as SKTF Enterprises, Inc. in the State of Florida on March 27, 2001. Our original business plan, to market clothing and related merchandise at major sporting events, concerts, and political events, was abandoned. In June 2003, we acquired Speedemissions, Inc., a Georgia corporation, that is now our wholly owned subsidiary, and in September 2003 we changed our name from SKTF Enterprises, Inc. to Speedemissions, Inc.

Our principal offices are located at 1139 Senoia Road, Suite B, Tyrone, Georgia 30290, and our telephone number is (770) 306-7667. Our website address is www.speedemissions.com. Information contained on our website is not incorporated into, and does not constitute any part of, this prospectus.

The Offering

We are registering 5,793,481 shares for sale by existing shareholders, and 7,680,073 shares for sale by existing warrant and preferred stock holders upon the exercise of warrants or conversion of preferred shares. All of the common stock registered by this prospectus will be sold by the selling shareholders at the prevailing market prices at the time they are sold. We currently have 24,139,094 shares of common stock outstanding, and if all of the warrants are exercised and preferred shares converted, we will have 31,819,167 shares of common stock outstanding.

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RISK FACTORS

Any investment in our common stock involves a high degree of risk. You should consider carefully the following information, together with the other information contained in this prospectus, before you decide to buy our common stock. If any of the following events actually occurs, our business, financial condition or results of operations would likely suffer. In this case, the market price, if any, of our common stock could decline, and you could lose all or part of your investment in our common stock.

We depend upon government laws and regulations that may be changed in ways that hurt our business.

Our business depends upon government legislation and regulations mandating air pollution controls. At this point, Georgia and Texas law are especially important to us because all of our existing emissions testing services are conducted in those states. Changes in federal or state law that govern or apply to our operations could have a materially adverse effect on our business. For example, Georgia law could be changed so as to require that vehicles in the state be tested every other year, as opposed to every year. Such a change would reduce the number of vehicles that need to be tested in any given year and such a reduction would have a material adverse effect on our revenues in Georgia. Other changes that would adversely affect us would be a reduction in the price we can charge customers for our testing service, an increase in the fees we must pay to the state in order to operate emissions testing stations in its jurisdiction, and the adoption of a system whereby the state, as opposed to private operators, performs vehicle emissions testing. We cannot be assured that changes in federal or state law would not have a materially adverse effect on the vehicle emissions testing industry generally or, specifically, on our business.

We have a limited operating history and limited historical financial information upon which you may evaluate our performance.

You should consider, among other factors, our prospects for success in light of the risks and uncertainties encountered by companies that, like us, are in their early stages of development. We may not successfully address these risks and uncertainties or successfully implement our operating and acquisition strategies. If we fail to do so, it could materially harm our business and impair the value of our common stock. Even if we accomplish these objectives, we may not generate positive cash flows or profits we anticipate in the future.

We may be unable to effectively manage our growth and operations.

We anticipate rapid growth and development by both opening and acquiring stations in a relatively short period of time; however, we do not have any pending or probable acquisitions of existing or other stations at this time. The management of this growth will require, among other things, continued development of our financial and management controls and management information systems, stringent control of costs, increased marketing activities, the ability to attract and retain qualified management personnel and the training of new personnel. We intend to hire additional personnel in order to manage our expected growth and expansion. Failure to successfully manage our expected growth and development and difficulties in managing our emissions testing stations could have a material adverse effect on our business and the value of our common stock.

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Our strategy of acquiring and opening more testing stations may not produce positive financial results for us.

Our strategy of acquiring and opening more emissions testing stations in the greater Atlanta and Houston area and in other areas is subject to a variety of risks, including the:

•	Inability to find suitable acquisition candidates;
•	Failure or unanticipated delays in completing acquisitions due to difficulties in obtaining regulatory approvals or consents;
•	Difficulty in integrating the operations, systems and management of our acquired stations and absorbing the increased demands on our administrative, operational and financial resources;
•	Loss of key employees;
•	Reduction in the number of suitable acquisition targets resulting from continued industry consolidation;
•	Inability to negotiate definitive purchase agreements on satisfactory terms and conditions;
•	Increases in the prices of sites and testing equipment due to increased competition for acquisition opportunities or other factors; and
•	Inability to sell any non-performing stations or to sell used equipment.

If we are not able to successfully address these risks, it could materially harm our business and impair the value of our common stock.

We do not have any experience in franchising, and thus our strategy of franchising locations may not be profitable for us.

One of our growth strategies is to franchise locations throughout certain regions of the country. We believe this will allow us to grow at a much faster rate than opening only company-owned stores, and will help us create brand identity and loyalty. However, we do not have any experience in franchising, and none of our current management team has any direct experience in franchising. Although we intend to acquire personnel with the necessary experience, we may not be able to attract such personnel, or the personnel we do attract may not be successful in managing our growth through franchising. If we are not able to manage our franchise strategy, it could materially harm our business, affect our overall financial results, and impair the value of our common stock.
We may not have access to additional financing or money.

In order to fund our opening and acquiring of emissions testing stations, we will require additional equity or debt financing. We cannot be assured that any such financing will be available to us in the future or, if available, will be offered on terms and conditions that are acceptable to us. It is unlikely that any bank or financial institution would provide a conventional loan to us given our limited operating history.

Because the emissions testing industry is highly competitive, we may lose customers and revenues to our competitors.

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Our testing stations face competition from other emission station operators that are located near our sites. We expect such competition whenever and wherever we open or acquire a station. Our revenue from emissions testing is affected primarily by the number of vehicles our stations service, and the price charged per test. Other emissions testing operators may have greater financial resources than us, which may allow them to obtain more expensive and advantageous locations for testing stations, to provide services in addition to emissions testing, to charge lower prices than us, and to advertise and promote their businesses more effectively than us. Although we believe our stations are well positioned to compete, we cannot assure you that our stations will maintain, or will increase, their current testing volumes and revenues. A decrease in testing volume as the result of competition or other factors could materially impair our profitability and our cash flows, thereby adversely affecting our business and the value of our common stock.

A downturn at any one of our emission testing stations could adversely affect our revenues and the amount of cash we have.

We currently operate nineteen emissions testing stations. A significant decline in testing volume and revenue at any one of our stations could have a materially adverse effect on our overall operations and financial condition, thereby adversely affecting our business and the value of our common stock.

The loss of Richard A. Parlontieri, President and Chief Executive Officer, and the inability to hire or retain other key personnel, would adversely affect our ability to manage and control our business.

Our business now depends primarily upon the efforts of Mr. Richard A. Parlontieri, who currently serves as our President and Chief Executive Officer. We believe that the loss of Mr. Parlontieri's services would have a materially adverse effect on us. In this regard, we note that we have entered into a three-year employment agreement with Mr. Parlontieri.

As our business grows and expands, we will need the services of other persons to fill key positions in our company. As an early growth-stage company with limited financial resources, however, we may be unable to attract, or retain, competent, qualified and experienced individuals to direct and manage our business. The absence of skilled persons within our company will have a materially adverse effect on us and the value of our common stock.

We have a large amount of outstanding common stock held by a single shareholder, which if sold could have a negative impact on our stock price.

Our largest shareholder, GCA Strategic Investment Fund Limited, and its affiliates, owns 14,570,619 shares of our common stock, which if sold into the public market, or if the public market perceived the sale of those shares into the market, would have a negative impact on our stock price.

Restrictions and limitations imposed under any credit facility could adversely affect our ability to expand our business, thereby hurting the value of our common stock.

We will require additional financing, and one source of financing may be a credit facility. We expect that any credit facility we enter into will restrict our ability to, among other things:

•	Incur additional indebtedness;
•	Pay dividends or make certain other payments or distributions;
•	Enter into certain transactions with affiliates;

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•	Merge or consolidate with any other entity; or
•	Sell, assign, transfer, lease, convey, or otherwise dispose of all or substantially all of our assets.

In addition, any credit facility may restrict our ability to incur liens or to sell certain assets and may require us to maintain specified financial ratios and satisfy certain financial condition tests.

These restrictions and limitations may adversely affect our ability to grow and expand our business, which may, in turn, adversely affect the value of our common stock.

Our largest shareholder controls our company, allowing them to direct the company in ways that may be contrary to the wishes of other shareholders.

Our largest shareholder, GCA Strategic Investment Fund Limited, and its affiliate, owns approximately 60% of our outstanding shares. They have the ability to control the direction of our company, which may be contrary to the wishes of other shareholders or new investors.

Upon completion of this offering, approximately 6,843,481 shares of our common stock will be available for immediate resale. The immediate availability for sale of such a large amount of our stock may decrease the price at which our investors are able to sell their shares.

Immediately following the completion of this offering, there will be 6,843,481 shares, including the 5,793,481 shares held by existing shareholders included in this offering, of our common stock available for immediate resale. The sale of all or substantially all of those shares in the public market, or the market's expectation of such sales, may result in an immediate and substantial decline in the market price of our shares. Such a decline will adversely affect our investors, and make it more difficult for us to raise additional funds through equity offerings in the future.

Certain shares of our common stock are restricted from immediate resale. The lapse of those restrictions, coupled with the sale of the related shares in the market, or the market’s expectation of such sales, could result in an immediate and substantial decline in the market price of our common stock.

A substantial number of our shares of common stock are restricted from immediate resale in the public market. However, those restrictions began to expire on June 17, 2004. The sale or resale of those shares in the public market, or the market's expectation of such sales, may result in an immediate and substantial decline in the market price of our shares. Such a decline will adversely affect our investors, and make it more difficult for us to raise additional funds through equity offerings in the future.

Our stock price will fluctuate after this offering, which could result in substantial losses for investors.

The market price for our common stock may fluctuate significantly in response to a number of factors, some of which are beyond our control. These factors include:

•	Quarterly variations in operating results;
•	Changes in financial estimates by securities analysts;

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•	Announcements by us or our competitors of new products, significant contracts, acquisitions or strategic relationships;
•	Publicity about our company, management, products or our competitors;
•	Additions or departures of key personnel;
•	Any future sales of our common stock or other securities; and
•	Stock market price and volume fluctuations of publicly traded companies.

These and other external factors have caused and may continue to cause the market price and demand for our common stock to fluctuate substantially, which may limit or prevent investors from readily selling their shares of common stock and may otherwise negatively affect the liquidity of our common stock.

In the past, securities class action litigation has often been brought against companies following periods of volatility in the market price of their securities. If securities class action litigation is brought against us it could result in substantial costs and a diversion of our management's attention and resources, which could hurt our business.

Because we are subject to the "penny stock" rules, the level of trading activity in our stock may be reduced.

Our common stock is traded on the OTC Electronic Bulletin Board. Broker-dealer practices in connection with transactions in "penny stocks" are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks, like shares of our common stock, generally are equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on Nasdaq. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, broker-dealers who sell these securities to persons other than established customers and "accredited investors" must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. Consequently, these requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security subject to the penny stock rules, and investors in our common stock may find it difficult to sell their shares.

You may incur dilution in the future.

We will require additional funds to support our working capital requirements or for other purposes, and will seek to raise additional funds through public or private equity financing. Also, we may acquire other companies or finance strategic alliances by issuing equity. Any capital raising transaction may result in additional dilution to our shareholders.

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SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

We have made forward-looking statements in this prospectus, including the sections entitled "Management’s Discussion and Analysis of Financial Condition and Results of Operations" and "Business," that are based on our management’s beliefs and assumptions and on information currently available to our management. Forward-looking statements include the information concerning our possible or assumed future results of operations, business strategies, financing plans, competitive position, industry environment, potential growth opportunities, the effects of future regulation and the effects of competition. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words "believe," "expect," "anticipate," "intend," "plan," "estimate" or similar expressions. These statements are only predictions and involve known and unknown risks and uncertainties, including the risks outlined under "Risk Factors" and elsewhere in this prospectus.

Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee future results, events, levels of activity, performance or achievement. We are not under any duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results, unless required by law.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by certain selling shareholders. We will not receive any proceeds from the sale of shares of common stock in this offering. However, we may receive proceeds from the exercise of warrants. The weighted average exercise price to acquire all of the shares of common stock included in this prospectus underlying the exercise of warrants is $1.00 per share, and the maximum proceeds to us upon the exercise of all the warrants is approximately $5,201,554.

These proceeds would be received from time to time as warrants are exercised, and we will use these proceeds for working capital needs.

Our allocation of proceeds represents our best estimate based upon the expected exercise of warrants and the requirements of our proposed business and marketing plan. If any of these factors change, we may reallocate some of the net proceeds. The portion of any net proceeds not immediately required will be invested in certificates of deposit or similar short-term interest bearing instruments.

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DILUTION

Our net tangible book value as of June 30, 2004 was $219,233, or $0.01 per share of common stock outstanding as of August 24, 2004. Net tangible book value per share is determined by dividing our tangible book value (our total tangible assets less our total liabilities) by the number of outstanding shares of our common stock. Since this offering is being made solely by the selling stockholders and none of the proceeds will be paid to Speedemissions, our net tangible book value will be unaffected by this offering. Our net tangible book value and our net tangible book value per share, however, will be impacted by the common stock to be issued upon the exercise of warrants. The amount of dilution will depend on the exercise price and number of shares to be issued. The following example shows the dilution upon the exercise of all 5,180,073 warrants at an average exercise price of $1.00 per share, which would represent an immediate increase in net tangible book value to existing stockholders of $0.17 per share and an immediate dilution to new stockholders of $0.82 per share. The following table illustrates the per share dilution:

Proposed exercise price (per share)		$1.00
Net tangible book value per share at June 30, 2004	$0.01
Increase in net tangible book value per share attributable to the proceeds of the maximum offering	$0.17
Pro forma net tangible book value per share after the offering		$0.18

Dilution to new investors	$(0.82)

The following table sets forth on a pro forma as adjusted basis, as of August 24, 2004, the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid by existing holders of common stock and by the warrant holders.

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent

Existing Stockholders	24,139,094	82%	$4,272,752	45%	$0.18

Warrantholders	5,180,073	18%	$5,180,073	55%	$1.00

Total	29,319,167	100%	$9,452,825	100%

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SELLING SECURITY HOLDERS

The following table provides information with respect to shares offered by the selling stockholders:

Selling stockholder	Shares for sale	Shares Underlying Warrants or Preferred Stock	Shares before offering	Percent before offering	Shares after offering	Percent after offering (1)

GCA Strategic Investment Fund Limited	-0-	5,000,000 (2)	19,570,619	73.5%	14,570,619	50.0%
Global Capital Funding Group LP	622,985	-0-	622,985	2.5%	-0-	-0-
Richard A. Parlontieri	-0-	900,000	1,035,000	4.2%	135,000	<1%
Michael Monheit	150,000	50,000	200,000	<1%	-0-	-0-
Patrick J. Rossi and Dale E. Para, JT	150,000	50,000	200,000	<1%	-0-	-0-
Richard A. Losanno, Jr.	150,000	50,000	200,000	<1%	-0-	-0-
David M. Glaude	150,000	50,000	200,000	<1%	-0-	-0-
Professional Traders Funds, LLC	600,000	200,000	800,000	3.3%	-0-	-0-
Paul J. Solit	210,000	70,000	280,000	<1%	-0-	-0-
Cape May Investors, Inc.	150,000	50,000	200,000	<1%	-0-	-0-
Greenwood Partners, LP	450,000	150,000	600,000	2.4%	-0-	-0-
Steven Cohen	150,000	50,000	200,000	<1%	-0-	-0-
Richard Taney	150,000	50,000	200,000	<1%	-0-	-0-
Robert Gutman	150,000	50,000	200,000	<1%	-0-	-0-
Dana Bruno	60,000	20,000	80,000	<1%	-0-	-0-
Gary N. Moss	45,000	15,000	60,000	<1%	-0-	-0-
Benchmark Consulting, Inc.	450,000	-0-	450,000	1.9%	-0-	-0-
Black Diamond Advisors	149,857	-0-	149,857	<1%	-0-	-0-
V2R, LLC	-0-	125,000	135,000	<1%	10,000	<1%
Kuekenhof Equity Fund, LP	606,000	300,000	906,000	3.7%	-0-	-0-
Robert Amendola	214,286	107,143	321,429	1.3%	-0-	-0-
Marjorie C. Weinberg	71,430	35,715	107,145	<1%	-0-	-0-
Barry J. Dubrow	71,430	35,715	107,145	<1%	-0-	-0-
Jeffrey Spetalnick	101,000	50,000	151,000	<1%	-0-	-0-
Bonfire Foundation	50,000	25,000	75,000	<1%	-0-	-0-
Todd & Peggy Parrott	50,000	25,000	75,000	<1%	-0-	-0-
Michael M. Vuocolo	143,000	71,500	214,500	<1%	-0-	-0-
William and Shirley Grimm	333,333	-0-	333,333	1.4%	-0-	-0-
Robert L. Bilton	300,000	150,000	450,000	1.9%	-0-	-0-
The Lebrecht Group, APLC (4)	42,017	-0-	402,455	1.7%	360,438	1.5%
Patricia Mary Para Kenzy Investment Trust UA DTD 1/27/97	1,000	-0-	1,000	<1%	-0-	-0-
Colony Park Financial Services, LLC	22,143	-0-	22,143	<1%	-0-	-0-
Total	5,793,481	5,180,073	28,549,611	97.5%	15,076,057	51.4%

*	Less than 1%

(1)	Based on 24,139,094 shares outstanding.
(2)	Includes 2,500,000 shares of common stock which may be acquired upon the exercise of warrants, and 2,500,000 shares of common stock which may be acquired upon conversion of 2,500 shares of Series A Convertible Preferred Stock.
(3)	Includes 900,000 shares of common stock which may be acquired upon the exercise of warrants.
(4)	The Lebrecht Group, APLC is legal counsel to Speedemissions.

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PLAN OF DISTRIBUTION

The selling stockholders have advised us that the sale or distribution of our common stock owned by the selling stockholders may be effected by the selling stockholders as principals or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions) (i) on the over-the-counter market or on any other market in which the price of our shares of common stock are quoted or (ii) in transactions otherwise than in the over-the-counter market or in any other market on which the price of our shares of common stock are quoted. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the selling stockholders or by agreement between the selling stockholders and underwriters, brokers, dealers or agents, or purchasers. If the selling stockholders effect such transactions by selling their shares of common stock to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of common stock for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved).

We will pay all expenses in connection with the registration and sale of the common stock by the selling security holders, who may be deemed to be underwriters in connection with their offering of shares. The estimated expenses of issuance and distribution are set forth below:

Registration Fees	Approximately	$1,400.00
Transfer Agent Fees	Approximately	$1,000.00
Costs of Printing and Engraving	Approximately	$1,000.00
Legal Fees	Approximately	$50,000.00
Accounting Fees	Approximately	$25,000.00
Total		$78,400.00

Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. The selling stockholders are advised to ensure that any underwriters, brokers, dealers or agents effecting transactions on behalf of the selling stockholders are registered to sell securities in all fifty states. In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and we have complied with them. The selling stockholders and any brokers, dealers or agents that participate in the distribution of common stock may be considered underwriters, and any profit on the sale of common stock by them and any discounts, concessions or commissions received by those underwriters, brokers, dealers or agents may be considered underwriting discounts and commissions under the Securities Act of 1933.

In accordance with Regulation M under the Securities Exchange Act of 1934, neither we nor the selling stockholders may bid for, purchase or attempt to induce any person to bid for or purchase, any of our common stock while we or they are selling stock in this offering. Neither we nor any of the selling stockholders intends to engage in any passive market making or undertake any stabilizing activity for our common stock. None of the selling stockholders will engage in any short selling of our securities. We have been advised that under the rules and regulations of the NASD, any broker-dealer may not receive discounts, concessions, or commissions in excess of 8% in connection with the sale of any securities registered hereunder.

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LEGAL PROCEEDINGS

We are not a party to or otherwise involved in any legal proceedings.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS

The following table sets forth the names and ages of the current directors and executive officers of the Company, the director nominees, and the principal offices and positions with the Company held by each person and the date such person became a director or executive officer of the Company. The executive officers of the Company are elected annually by the Board of Directors. The directors serve one-year terms until their successors are elected. The executive officers serve terms of one year or until their death, resignation or removal by the Board of Directors. Unless described below, there are no family relationships among any of the directors and officers, and none of our officers or directors serves as a director of another reporting issuer.

Name	Age	Position(s)

Richard A. Parlontieri	58	Director and President (2003)

Bahram Yusefzadeh	58	Director (2003)

Bradley A. Thompson	40	Director (2003)

William Klenk	47	Chief Financial Officer, Secretary (2004)

Richard A. Parlontieri was appointed to our Board of Directors and as an officer in connection with the recent acquisition of Speedemissions, Inc., a Georgia corporation, our subsidiary of which Mr. Parlontieri is a founder and President/CEO. He was the founder, Chairman and Chief Executive Officer of ebank.com, Inc., a publicly held bank holding company headquartered in Atlanta. ebank.com, which began as a traditional bank designed to deliver banking services in a non-traditional way, was the first internet bank to provide banking services focusing on small business owners. The Company opened in August 1998, and was named one of "The Best 100 Georgia Companies" in May 2000, by the Atlanta-Journal Constitution.

Prior to starting ebank, Mr. Parlontieri was President/CEO of Habersham Resource Management, Inc., a consulting firm with over 16 years experience in the financial services, mortgage banking, real estate, home health care and capital goods industries. While at Habersham, Mr. Parlontieri co-founded and organized banks (including Fayette County Bank which was sold to Regions Financial Corporation) and completed strategic acquisitions or divestitures for banks, mortgage companies and real estate projects.

Mr. Parlontieri currently serves on the Georgia Emissions, Industry Advisory Board as Secretary. He also is a member of the Georgia Emissions Testing Association (GETA). Over the past several years he has spoken or given presentations at various conferences concerning the financial services industry and the Internet. These include the American Banker Online Financial Services in Cyberspace Conference, the Phoenix International Users Banking Conference, GE Capital Management Conference and the eFinancial World Conference.

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Mr. Parlontieri is an active participant in community and civic organizations, including serving as a three-term city councilman in suburban Atlanta, a past two-term President of the local chapter of the American Heart Association, and was an Organizer/Director of the suburban YMCA.

Bahram Yusefzadeh was elected to our Board of Directors at our annual shareholders meeting in August 2003. Mr. Yusefzadeh is currently the founder and Managing Director of V2R, LLC. V2R is a strategic, multi-faceted consulting firm that assists both United States and international organizations with increasing their value and accelerating their growth through C-Level services and capital investment. To further support their clients, V2R provides strategic management services across mission critical business areas, including sales and marketing, finance, legal, and human resources management.

A seasoned businessman and entrepreneur, Mr. Yusefzadeh’s career began in 1969 when he co-founded a banking software company, Nu-Comp Systems, Inc., and developed the Liberty Banking System. This system was marketed by IBM as the IBM Banking System from 1981 through 1985. He served as Nu-Comp’s Chief Executive Officer and President through Broadway & Seymour, Inc.’s acquisition of the company in June 1986 and remained with Broadway & Seymour as their Chairman of the Board through November 1986.

From 1986 to 1992, he served in various capacities at The Kirchman Corporation, first as President of the product and marketing strategies division, where he was instrumental in bringing innovative bank automation products to market. He later served as President of both the independent banking group, which focused on delivering products in-house, and the outsourcing division, where the focus was on data center operations.

In 1993, he founded Phoenix International, a provider of integrated, client/server based software applications for the global financial services industry. Mr. Yusefzadeh served as their Chairman and Chief Executive Officer and was instrumental in Phoenix’s successful initial public offering in 1996, secondary offering in 1997 and acquisition by London Bridge Software Holdings plc in 2001.

Mr. Yusefzadeh has also provided his expertise to numerous boards. From 1997 to 2001, he served on the board of Towne Services, Inc. (now merged with Private Business, Inc.), a provider of a merchant sales and payment transaction processing system. He also chaired Towne Services’ audit committee and was a member of the compensation committee.

Today, Mr. Yusefzadeh serves as a member of an advisory board to Capital Appreciation Partners, a venture fund that invests in stage II technology focused companies in the United States. He is also Chairman of the Board of Trustees for the International Center for Automated Information Research, a capital fund sponsored by the University of Florida College of Law and the Warrington Graduate School of Business that invests in early stage technology companies focused on enhancing the law and accounting professions.

Throughout his career, Mr. Yusefzadeh has been dedicated to community involvement. Prior to moving to Central Florida, he actively participated in various economic and community development organizations in Minneapolis. Since joining the Central Florida community, he has served as director of the Seminole County/Lake Mary Chamber of Commerce and co-chair of the Economic Development Counsel Technology Roundtable. He has also funded an Endowed Teaching Chair at Seminole Community College and serves on the advisory boards for the Central Florida Festival of Orchestra and BETA Center.

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Bradley A. Thompson was elected to our Board of Directors at our annual shareholders meeting in August 2003. Mr. Thompson is currently the Chief Investment Officer and Chief Financial Analyst for Global Capital Advisors, LLC, an affiliate of GCA Strategic Investment Fund, Limited. Mr. Thompson's responsibilities include in-depth analysis of target company's financial statements, balance sheets and cash flow statements; evaluation of the target company's business plan & financial projections and how it relates to their historical financial statements; and written analysis and risk assessment of the target company's short-term, mid-term, and long-term financial condition. Mr. Thompson is also the Chief Operating Officer and Secretary for Global Capital Management Services, Inc. the Corporate General Partner and Managing Partner of Global Capital Funding Group, LP, a licensed SBIC.

Mr. Thompson, born August 15, 1964, has over 17 years of experience in commercial banking, investment management, bond credit underwriting, financial analysis, and business management. Mr. Thompson received his Bachelors of Business Administration degree in Finance from the University of Georgia in 1986. Mr. Thompson is also a level III candidate in the Chartered Financial Analyst (CFA) Program sponsored by the Association for Investment Management and Research. Brad has received additional specific course training sponsored by the American Institute of Banking in the areas of Commercial Lending, Analyzing Financial Statements, Officer Calling Skills, Trust Business, Estate Planning, Cash Management, Interest Rate and Duration Gap Analysis, Asset/Liability Management and Commercial Bank Financial Management. He has also completed the Merrill Lynch Asset Management School and the Merrill Lynch Sales/Consulting School.

Mr. Thompson began his career in banking with Trust Company Bank, now SunTrust Bank, as a financial analyst. He later joined the firm of Merrill Lynch, Pierce Fenner & Smith in the securities industry managing retirement, profit sharing, pension, trust, and individual investment portfolios. While at Merrill Lynch, Mr. Thompson received his NASD Series 7 (General Securities) and Series 63 (State Securities) License, both of which have now expired. Mr. Thompson subsequently performed the duties of financial analyst and bond underwriter managing the bond programs of over 45 accounts and managing a portfolio in excess of $750 million for SAFECO Insurance Company of America. At SAFECO, Mr. Thompson was responsible for the financial analysis and credit evaluations of the prospective and current bond accounts, and was ultimately responsible for the credit decision with a single line of credit approval authority ranging from $1 million to $10 million and an aggregate line of authority on specific accounts in excess of $175 million.

Prior to joining GCA, Mr. Thompson was self-employed managing his own small business enterprises. Mr. Thompson was the President and sole owner of Time Plus, an automated payroll accounting services firm for small to mid sized companies. Mr. Thompson successfully negotiated the sale of Time Plus, a sole proprietorship, for a 328% annualized return on investment. Mr. Thompson was also 50% owner and Vice President, Chief Financial Officer of AAPG, Inc., a specialty retail sporting goods firm. Mr. Thompson has since sold his interest in AAPG, Inc.

Mr. Thompson currently serves on the Board of Directors of Axtive Inc., (OTC:BB- AXTV), a publicly traded technology consulting firm that acquires and operates various technology product and service companies. Mr. Thompson also serves as a Director on the Board of GCA Strategic Investment Fund, and he is a former Director and Secretary on the Board of Directors of AdMark Systems, LLC., a privately held marketing firm.

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William Klenk was elected as an officer in 2004. Mr. Klenk has over twenty years of business experience, both in public accounting and private industry with strong financial analysis and technology, including the Internet. Mr. Klenk has been with both private and public companies, including industries ranging from capital goods, health insurance, mortgage banking, and commercial banking. Mr. Klenk was formerly with ebank.com.

Board Committees

On August 26, 2003, an Audit Committee, established in accordance with section 3(a)(58)(A) of the Exchange Act, of the Board of Directors was formed. The Audit Committee has held two meetings. In accordance with a written charter adopted by the Company’s Board of Directors, the Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the Company’s financial reporting process, including the system of internal controls. The directors who are members of the Audit Committee are Bradley A. Thompson and Bahram Yusefzadeh, both of whom are considered audit committee financial experts, but neither of which are considered independent directors under Section 121(A) of the AMEX listing standards.

On August 26, 2003, a Compensation Committee of the Board of Directors was formed. The Compensation Committee consists of Bradley A. Thompson and Bahram Yusefzadeh. The Compensation Committee has held one meeting, and has approved the employment agreement of Richard Parlontieri.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of August 24, 2004, certain information with respect to the Company’s equity securities owned of record or beneficially by (i) each Officer and Director of the Company; (ii) each person who owns beneficially more than 5% of each class of the Company’s outstanding equity securities; and (iii) all Directors and Executive Officers as a group.

Common Stock
Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (1)

Common Stock	GCA Strategic Investment Fund Ltd (2) c/o Prime Management Ltd Mechanics Bldg 12 Church St. HM11 Hamilton, Bermuda HM 11	19,570,619 (3)	73.5% (3)
Common Stock	Richard A. Parlontieri (4) 1029 Peachtree Parkway North Suite 310 Peachtree City, GA 30269	1,035,000 (5)	4.2% (5)
Common Stock	Bahram Yusefzadeh (4) 2180 West State Road Suite 6184 Longwood, FL 32779	187,000 (6)	<1% (6)
Common Stock	Bradley A. Thompson (4)(7) 227 King Street Frederiksted, USVI 00840	10,000 (7)(8)	<1% (8)
Common Stock	William Klenk c/o Speedemissions, Inc. 1139 Senoia Road, Suite B Tyrone, GA 30290	50,000 (9)	<1% (9)
	All Officers and Directors as a Group (4 Persons)	1,282,000 (5)(6)(7)(8)(9)	4.5% (5)(6)(8)(9)

(1)    Unless otherwise indicated, based on 24,139,094 shares of common stock outstanding.

(2)    Global Capital Advisors, LLC ("Global"), the investment advisor to GCA Strategic Investment Fund Limited ("GCA"), has sole investment and voting control over shares held by GCA. Mr. Lewis Lester is the sole voting member of Global.

(3)    Includes 2,500,000 shares of common stock which may be acquired upon conversion of 2,500 shares of Series A Convertible Preferred Stock. Also includes 2,500,000 shares of common stock which may be acquired upon the exercise of warrants at $1.25 per share.

(4)    Indicates a Director of the Company.

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(5)    Includes 10,000 shares of common stock which may be acquired upon the exercise of options at $0.25 per share. Includes 200,000 shares of common stock which may be acquired upon the exercise of options at $0.25 per share, which are part of a grant of 400,000 options, with 100,000 options vesting on October 1, 2004 and the remaining 200,000 options vesting equally on October 1, 2005, and 2006. Includes 150,000 shares which may be acquired upon the exercise of warrants at $0.75 per share, which are part of a grant of 450,000 warrants, with the remaining 300,000 warrants vesting equally on January 1, 2005 and 2006. Includes 150,000 shares which may be acquired upon the exercise of warrants at $1.05 per share, which are part of a grant of 450,000 warrants, with the remaining 300,000 warrants vesting equally on January 1, 2005 and 2006.

(6)    Includes 10,000 shares of common stock which may be acquired upon the exercise of options at $0.25 per share. Includes 25,000 shares which may be acquired upon the exercise of warrants at $0.01 per share and 100,000 shares which may be acquired upon the exercise of warrants at $0.25 per share.

(7)    Mr. Thompson is a director of GCA Strategic Investment Fund Limited, and disclaims beneficial ownership of the shares held by them.

(8)    Includes 10,000 shares of common stock which may be acquired upon the exercise of options at $0.25 per share.

(9)    Includes 50,000 shares of common stock which may be acquired upon the exercise of options at $0.515 per share.

There are no current arrangements that will result in a change in control.

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DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.001, and 5,000,000 shares of preferred stock, par value $0.001. As of August 24, 2003, there are 24,139,094 shares of our common stock issued and outstanding, and 2,500,000 shares of our preferred stock issued or outstanding.

Common Stock. Each shareholder of our common stock is entitled to a pro rata share of cash distributions made to shareholders, including dividend payments. The holders of our common stock are entitled to one vote for each share of record on all matters to be voted on by shareholders. There is no cumulative voting with respect to the election of our directors or any other matter. Therefore, the holders of more than 50% of the shares voted for the election of those directors can elect all of the directors. The holders of our common stock are entitled to receive dividends when and if declared by our Board of Directors from funds legally available therefore. Cash dividends are at the sole discretion of our Board of Directors. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of our liabilities and after provision has been made for each class of stock, if any, having any preference in relation to our common stock. Holders of shares of our common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to our common stock.

Dividend Policy. We have never declared or paid a cash dividend on our common stock and we do not expect to pay cash dividends on our common stock in the foreseeable future. We currently intend to retain our earnings, if any, for use in our business. Any dividends declared on our common stock in the future will be at the discretion of our Board of Directors and subject to any restrictions that may be imposed by our lenders.

Our Series A Convertible Preferred Stock pays a dividend of seven percent per year. The dividend can be paid in common stock or additional shares of preferred stock, in our discretion. We have not paid any dividends on the Series A Convertible Preferred Stock to date.

Preferred Stock. We are authorized to issue 5,000,000 shares of preferred stock, par value $0.001. In January 2004, we designated 2,500 shares as Series A Convertible Preferred Stock, which pays a dividend of seven percent per year, and each share is convertible into one thousand shares of our common stock, or 2,500,000 shares of common stock in the aggregate. The availability or issuance of preferred shares in the future could delay, defer, discourage or prevent a change in control.

Stock Option Plan. On May 15, 2001, our directors and shareholders approved the SKTF, Inc. 2001 Stock Option Plan, effective June 1, 2001. At our annual shareholders meeting on August 27, 2003, our shareholders approved an amendment to the plan, changing its name to the Speedemissions, Inc. 2001 Stock Option Plan, and increasing the number of shares of our common stock available for issuance under the plan from 600,000 shares to 1,000,000 shares. The plan offers selected employees, directors, and consultants an opportunity to acquire our common stock, and serves to encourage such persons to remain employed by us and to attract new employees. As of August 24, 2004, we have issued 50,000 shares of stock and options to acquire another 560,000 shares under the Plan.

Transfer Agent. The transfer agent for our common stock is Interwest Transfer Company, Inc., 1981 - 4800 South, Suite 100, Salt Lake City, Utah 84117, telephone number (801) 272-9294.

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INTERESTS OF NAMED EXPERTS AND COUNSEL

The Lebrecht Group, APLC serves as our legal counsel in connection with this offering. The Lebrecht Group is the owner of 402,455 shares of our common stock.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Article X of our Articles of Incorporation provides that, to the fullest extent permitted by law, no director or officer shall be personally liable to us or our shareholders for damages for breach of any duty owed to us or our shareholders. In addition, we have the power, in our bylaws or in any resolution of our stockholders or directors, to indemnify our officers and directors against any liability as may be determined to be in our best interest, and in conjunction therewith, to buy, at our expense, policies of insurance. Our bylaws do not further address indemnification.

We have entered into separate indemnification agreements with each of our current directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

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DESCRIPTION OF BUSINESS

Introduction

We were incorporated as SKTF Enterprises, Inc. in the State of Florida on March 27, 2001. Effective September 5, 2003, after our acquisition of our wholly owned subsidiary, we changed our name to Speedemissions, Inc.

Our original business plan was to develop, market and distribute branded and licensed hats and clothing at major events such as sporting events, concerts, and conventions. However, our management abandoned our original business plan, and on June 16, 2003, we acquired Speedemissions, Inc., a Georgia corporation.

Our Principal Services and Markets

We currently operate nineteen vehicle emissions testing centers in two separate markets, greater Atlanta, Georgia and Houston, Texas. In addition, we have two more testing stations under construction in the Atlanta area.

Recent Acquisitions

•	On January 21, 2004, we acquired all of the assets of the businesses known and operated as NRH Enterprises/Procam Emissions and Georgia Emissions, which consisted primarily of five emissions testing centers in the Atlanta, Georgia area.

•	On January 30, 2004, we acquired all of the assets of the businesses known and operated as $20 Emission, which consisted primarily of seven emissions testing centers in the Atlanta, Georgia area.

•	On June 11, 2004, we acquired all of the assets of the business known and operated as BB&S Emissions, which consisted primarily of one emissions testing center in the Atlanta, Georgia area.

We intend to operate all of the recently acquired centers under the Speedemissions name.

Our Typical Site

The typical testing site is located inside of a structure similar to a typical lube or tire change garage with doors at both ends so vehicles can "drive-through" the facility. We also have structures that resemble a bank drive-through facility. A computerized testing system is located in the building. There are two types of primary tests that are performed, the Accelerated Simulated Model (ASM) and the On-Board Diagnostic (OBD). In selected markets a vehicle safety inspection must also be performed. These tests apply to vehicles generally manufactured from 1980 through 2001, depending on the state. The ASM test is done on vehicles 1995 and older, while the OBD test is conducted on vehicles 1996 and newer. In all new sites, we expect to operate two testing lanes. The cost of equipment for operating one ASM and two OBD machines is approximately $55,000. The cost of facilities varies, depending on location and market rates in that area. Generally, we do not expect to own any land or buildings. Instead, although we own the land and building at one of our sites, in the future we intend to lease or sublease all of the land and the buildings that we use in our business. We expect the total cost for a new emissions testing site will be approximately $150,000, including emission testing equipment and related installation, deposits and prepaid items such as certificates, furniture and office equipment, renovations if necessary, signage, and capital necessary to fund operations during the first year. Such amount does not include future years’ costs, such as rent and utilities or other operating costs.

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Our Growth Strategy

Our objective is to become a national provider of vehicle emissions tests and safety inspections where applicable.

We intend to grow using three methods. First, we intend to continue opening and operating company-owned testing stations. Second, we intend to continue acquiring competitors in favorable markets. Third, we intend to offer franchises in selected markets. Currently, in addition to the Atlanta and Houston areas, we have targeted the following areas for application of our three growth strategies: Dallas, Texas; Charlotte, North Carolina; Northern Virginia; Pittsburgh and Philadelphia, Pennsylvania; Southern California; New York City; and Boston, Massachusetts. We intend to create brand awareness in each of these areas through a standard building style and facade, consistent color schemes, signs, employee uniforms, and limited local advertising.

Industry Background - Government and Regulatory Overview

Presently, the American Automobile Motor Vehicle Association reports that 34 states and the District of Columbia are required by the United States Environmental Protection Agency to have vehicle emissions testing. According to the 2000 census, these states constitute 72% of the U.S. population, or about 206 million citizens. The major metropolitan areas of these states represent 141 million citizens and 87.1 million vehicles. Each state, in turn, has its own regulatory structure for emissions testing with which we must comply.

Public awareness of air pollution and its hazardous effects on human health and the environment has increased in recent years. The U.S. Environmental Protection Agency estimates that in the United States alone approximately 46 million persons live in areas where air quality levels fail to meet the EPA’s national air quality standards. Increased awareness of air pollution and its hazardous effects on human health and the environment has led many governmental authorities to pass more stringent pollution control measures. One especially effective measure that many governmental authorities have adopted is vehicle emissions testing. Vehicle emissions produce approximately 35% to 70% of the ozone air pollution and nearly all of the carbon monoxide air pollution in metropolitan areas. The EPA estimates that enhanced emissions testing on motor vehicles is approximately 10 times more cost-effective in reducing air pollution than increasing controls on stationary pollution sources such as factories and utilities. Consequently, the EPA has made emissions testing an integral part of its overall effort to reduce air pollution by ensuring that vehicles meet emissions standards.

In general, these vehicle emissions tests are performed either in a centralized program or in a decentralized program. In a centralized program, a select number of emissions testing operators are licensed by the state or are operated by certain states to perform vehicle emissions testing. These operators are authorized to perform emissions tests, but generally they are prohibited from repairing vehicles that fail to pass an emissions test.

On the other hand, in a decentralized program, a wider range of persons may perform emissions tests, including those engaged primarily in other businesses, such as automotive repair shops, automobile dealers and others. For many of these operators, performing emissions tests is not their primary business.

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The EPA has granted state governmental authorities the discretion to determine how best to establish and operate a network of emissions testing facilities, including the flexibility to choose either a centralized or a decentralized program. Nineteen states have implemented decentralized programs and twelve states and the District of Columbia have implemented centralized programs. There are three states that have implemented a hybrid program, whereby there are both decentralized and centralized testing stations. The percentage of programs that are either centralized or decentralized has remained relatively constant since 1991.

Vehicle emissions control requirements have become progressively more stringent since the passage of the Clean Air Act in 1970. The 1990 Amendments, in particular, emphasized the need for effective emissions control programs and, in 1992, the EPA adopted regulations that required areas across the United States to implement certain types of emissions control programs by certain dates, depending on the area's population and their respective levels of air pollution. The EPA has the authority under the Clean Air Act to withhold non-safety related federal highway funds from states that fail to implement such mandated programs by prescribed deadlines. To date, the EPA has been willing, in certain circumstances, to grant extensions of these deadlines. However, there are also examples where it has withheld non-safety related highway funding. This occurred for a period of two years in Georgia because of Atlanta’s high vehicle emissions (New York Times, January 4, 2001).

More recently, on July 31, 1998, the EPA issued a final study that concluded that more stringent air quality standards for motor vehicle emissions are needed, and that such standards should be implemented as it becomes technologically feasible and cost-effective to do so. We believe that the setting of such standards will be the most important EPA regulatory initiative affecting motor vehicles since the passage of the 1990 Amendments. We believe that the EPA study is likely to result in more stringent standards that will have the effect of increasing the number of areas that must implement emissions testing programs and thereby potentially increasing the market for our service.

Since 1977, when federal legislation first required states to comply with emissions standards through the use of testing programs, California has been a leader in testing procedures and technical standards. California has approximately 23 million vehicles subject to emissions testing, more than two times that of any other state. California’s testing program is overseen by the California Bureau of Automotive Repair. The Bureau has revised its emissions testing standards three times: in 1984, 1990 and, most recently, in 1997. With each of these revisions, the Bureau has required the use of new, more sophisticated and more accurate emissions testing and analysis equipment, which must be certified by the Bureau. California’s testing standards have become the benchmark for emissions testing in the United States. All states with decentralized programs and many states with centralized programs require emissions testing and analysis equipment used in their programs to be either BAR-84, BAR-90, or BAR-97 certified, with all newly implemented enhanced programs requiring BAR-97 certification.

As emissions testing equipment has become more technologically advanced, government regulators have required that testing facilities use this more advanced equipment. The most significant technological advance that has occurred in the emissions testing industry over the past decade is the development of enhanced testing systems. Prior to 1990, the EPA required government agencies to test vehicles only for emissions of carbon monoxide and hydrocarbons, which form smog. During this "basic" test, a technician inserts a probe in the vehicle’s tailpipe while the vehicle is idling and emissions analyzers then measure pollution levels in the exhaust. These basic tests worked well for pre-1981, non-computerized vehicles containing carburetors because typical emission control problems involved incorrect air/fuel mixtures and such problems increase pollution levels in the exhaust even when the vehicle is idling.

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However, today's vehicles have different emissions problems. For tests on modern vehicles to be effective, the equipment must measure nitrogen oxide emissions that also cause smog and must test the vehicle under simulated driving conditions. The EPA now requires these enhanced tests in the major metropolitan areas of the 34 states and the District of Columbia. A technician conducts these Accelerated Simulated Mode (ASM) tests on a dynamometer, a treadmill-type device that simulates actual driving conditions, including periods of acceleration, deceleration and cruising, or the On Board Diagnostic (OBD) by plugging into the vehicles computerized operation system.

Emissions Testing in the State of Georgia

As a result of a rapidly increasing population, which has caused the levels of smog to escalate sharply, the 13 counties that make up the metro Atlanta area have been identified by the EPA as target sites for a mandatory vehicle inspection and maintenance program. In 1996, the Environmental Protection Division of the State of Georgia initiated "Georgia's Clean Air Force" program that requires testing of certain vehicles in a 13 county area surrounding Atlanta, Georgia, for certain emission levels. These rules are set forth in Sections 391-3-20-.01 through .22 of the Rules of the Georgia Department of Natural Resources, Environmental Protection Division.

Georgia's program is a decentralized program. All operators performing emissions testing in Georgia must have their technicians attend and complete certain state certified training, and report to the state on their emissions testing activities every month. Testing stations may be licensed to test all vehicles, which is known as an ALL VEHICLES WELCOME station, or only vehicles not more than five years old, known as a NEW VEHICLES ONLY station. All the stations we currently operate in Georgia, are "ALL VEHICLES WELCOME" stations.

The Georgia Clean Air Force Program initially required a basic test of exhaust gases every two years. In 1997, the program was changed to include enhanced testing, which combines the simple exhaust test with a simulated road test using a dynamometer. Prior to January 1, 2000, Georgia required that vehicles in the 13 covered counties undergo an emissions test once every two years. In December 1999, however, Georgia amended this rule so as to require testing on an annual basis, with an annual exemption for the three most recent model years.

The market for emissions testing in Georgia is highly fragmented and generally consists of services provided by independent auto repair service providers, service stations, oil and tire repair stores, and independent test-only facilities. According to the State of Georgia, there were approximately 700 licensed test sites, and 1,983,327 tests were performed in Georgia under the Georgia Clean Air Force Program during the calendar year 2002.

Under Georgia law, the price that a testing station may charge per test may not be less than $10 nor more than $25. A fee of $6.95 must be paid by the station operator to the state. The balance of the current charge, or $18.05 assuming the maximum price of $25 is charged, is retained by the station operator. If a vehicle fails an emissions test, it may be retested at no additional charge for up to 30 days after the initial test, so long as the subsequent test is performed at the same facility.

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If a vehicle fails to pass an emissions test, the owner of the vehicle must have repair work performed to correct the deficiency, up to a total cost of $647 under current law. If a vehicle fails a re-inspection despite the maximum expenditure required by law, the owner must apply for a compliance waiver from the state.

Georgia law mandates compliance with its vehicle emissions testing program. For vehicles subject to the state's emissions law, a successful test, or a waiver from the state, is required to obtain a vehicle registration in Georgia.

Emissions Testing in the State of Texas

The market in Texas is highly fragmented and consists of testing services implemented under the current guidelines in May 2002. The Texas Department of Public Safety manages the vehicle emissions testing and safety inspection for the state. The emissions tests conducted are the same as in Georgia. The fee is set at a maximum of $39.50 for both the emissions test and the safety inspection. The operator is charged $8.00 for the ASM sticker, and $14.00 for the OBD sticker. The safety inspection cost is included in these amounts. Vehicles are required to be tested on an annual basis, with an annual exemption for the two most recent model years. According to the American Automobile Motor Vehicle Association, there are 4.6 million eligible vehicles in the state.

If a vehicle fails, the operator must provide a free re-test at the same facility within 15 days. Texas also has provisions for those vehicles that cannot pass an emissions test, with no limit on the amount of repairs. The owner may apply to the state for a compliance waiver.

Texas law mandates compliance with its vehicle emissions and safety inspection program. For a vehicle to obtain a sticker for yearly registration the owner must have a successful emissions and safety inspection, or a waiver.

Operating Strategy

Our operating strategy focuses on (a) increasing the number of sites we operate in a given market, (b) increasing the volume of business at each site, (c) creating brand awareness for our services, and (d) creating repeat customer sales, all of which are designed to enhance our revenue and cash flow. To achieve these goals, we:

•	Seek to secure and maintain multiple stations at well-traveled intersections and other locations that are easily reachable by our customers;
•	Coordinate operations, training and advertising in each market to enhance revenue and maximize cost efficiencies within each market;
•	Implement regional management and marketing initiatives in each of our markets;
•	Seek to acquire existing testing sites where significant volume potential exists; and
•	Tailor each facility, utilize limited local advertising and the services we offer to appeal to the broadest range of consumers.

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Most of our emissions testing stations are open for business during weekdays between the hours of 8:00 am and 6:00 pm, and from 8:30 am to 5:00 pm on Saturdays, for a total of 58.5 hours per week. Our stations are closed on Sundays. The average emissions test in Georgia takes approximately 8 to 12 minutes to complete. In Texas, because of the safety inspection, the completion time is slightly longer. Therefore, each of our stations with one testing bay can test anywhere from three to four vehicles per hour. Assuming steady demand throughout the day, six days a week, each of our stations would have the capacity to test approximately 234 vehicles per week (58.5 hours times 4 vehicles per hour), or 936 vehicles per month (234 vehicles per week times 4 weeks). Based upon our calculations involving our existing emissions stations, stations with one testing bay need to receive payment for 450 emissions tests per month to cover the costs associated with its operation, while stations with two testing bays need 475 tests per month to break even.

We currently purchase our raw materials, such as filters, hoses, etc., from 2 suppliers, and because these raw materials are readily available from a variety of suppliers, we do not rely upon any one supplier for a material portion of our materials. Certificates of Emission Inspection are purchased from the Georgia Clean Air Force, and emission and safety inspection stickers are purchased from the Texas Department of Public Safety.

Intellectual Property

We have registered the trade name "Speedemissions" in Fulton County, Georgia, and Austin, Texas, and are thereby authorized to conduct our business in Georgia and Texas under the name "Speedemissions." We have filed a Federal Service Mark Registration for the name and logo of Speedemissions, Inc., and for the tag line "The Fastest Way to Keep Your Air Clean."

Competition

The emissions testing industry is full of small owner-operators. Auto repair shops, tire stores, oil change stores, muffler shops, service stations, and other emissions testing stations all offer the service. Competition is fierce, and we expect competition from local operators at all of our locations. There are no national competitors at this time. Our market share is too small to measure. We intend to compete by creating brand awareness through advertising, a standard building style and facade, and consistent color schemes and uniforms. Because most families own more than one vehicle, and they are required to have their vehicle tested on a regular basis, we anticipate that we can retain repeat customers.

Research and Development

We have not spent any material amount of time or money on research and development, and do not anticipate doing so in the future.

Compliance with Environmental Laws

There are no environmental laws applicable to the vehicle emissions and safety inspection business.

Employees

We currently employ 37 individuals. Of these 37 employees, five are employed in administrative positions at our headquarters, including our sole officer, Richard A. Parlontieri, while 32 are employed on-site at our testing locations. Thirty six of our employees are full-time, while one is employed on a part-time basis.

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MANAGEMENT’S DISCUSSION AND ANALYSIS

Disclaimer Regarding Forward Looking Statements

Our Management’s Discussion and Analysis contains not only statements that are historical facts, but also statements that are forward-looking (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934). Forward-looking statements are, by their very nature, uncertain and risky. These risks and uncertainties include international, national and local general economic and market conditions; demographic changes; our ability to sustain, manage, or forecast growth; our ability to successfully make and integrate acquisitions; raw material costs and availability; new product development and introduction; existing government regulations and changes in, or the failure to comply with, government regulations; adverse publicity; competition; the loss of significant customers or suppliers; fluctuations and difficulty in forecasting operating results; changes in business strategy or development plans; business disruptions; the ability to attract and retain qualified personnel; the ability to protect technology; and other risks that might be detailed from time to time in our filings with the Securities and Exchange Commission.

Although the forward-looking statements in this Annual Report reflect the good faith judgment of our management, such statements can only be based on facts and factors currently known by them. Consequently, and because forward-looking statements are inherently subject to risks and uncertainties, the actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. You are urged to carefully review and consider the various disclosures made by us in this report and in our other reports as we attempt to advise interested parties of the risks and factors that may affect our business, financial condition, and results of operations and prospects.

Overview

We currently operate 19 vehicle emissions testing centers in two separate markets, greater Atlanta, Georgia and Houston, Texas. In addition, we have two more testing stations under construction in the Atlanta area. We do not provide automotive repair services at our centers because we believe that it inhibits our ability to provide timely customer service and creates a perception that our test results might be compromised.

We charge a fee for each test, whether it passes or not, and a portion of that fee is passed on to the state governing agency. In Georgia, the maximum fee that we can charge is $25, and a fee of $6.95 is paid to the State of Georgia. In Texas, the maximum fee that we can charge is $39.50, for both an emissions test and a safety inspection, and a blended fee of $11.00 is paid to the State of Texas.

We want to grow. We have recently completed three acquisitions, which added 13 testing centers. We intend to close more acquisitions, and to continue to open company-owned stations, throughout 2004 and 2005.

As a result of our growth plans, our biggest challenge will be managing our growth and integrating our acquisitions. We have tried to attract qualified personnel to assist us with this growth, while keeping our overhead expenses manageable. We have not operated at a profit, nor have we operated on a break-even cash flow basis. However, if we are successful in implementing our growth strategy, we believe that both of these financial goals are achievable in the next 12 months. Until that time, we will have to continue to fund our operations, and our acquisitions, with capital raised from selling our stock.

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Year ended December 31, 2003 compared to the year ended December 31, 2002

Results of Operations

Introduction

Our operations reflect a significantly different company in 2003 versus 2002. At the beginning of 2002 we were a privately held company operating two emissions testing stations in Georgia. During 2002 we closed one of our Georgia stations, opened another Georgia station and opened, in the second half of 2002, three new stations in Texas. During 2003 we were acquired by a public company in a reverse acquisition. As a result, our operating expenses during 2003 were significantly greater than 2002 due to the legal, accounting and administrative expenses associated with all of the above actions.

Revenues and Loss from Operations

Our revenue, cost of emission certificates (our cost of goods sold), general and administrative expenses, and loss from operations for the year ended December 31, 2003 as compared to the year ended December 31, 2002 are as follows:

	Year Ended December 31, 2003	Year Ended December 31, 2002	Percentage Change

Revenue	$612,948	$320,676	91%
Cost of Emission Certificates	173,495	95,976	81%
General & Administrative Expenses	1,781,370	742,018	140%
Loss from Operations	(1,341,917)	(517,318)	159%
Our revenues increased in 2003 because all five of the stations we owned at the time were open the entire year. In 2002, we closed one station and opened four new stations, but the new stations were only open part of the year.

Our cost of emission certificates increased $77,519 during 2003 and were $173,495, or 28% of revenues, compared to $95,976 or 30% of revenues, during 2002.

Our general and administrative expenses during 2003 were $1,781,370, an increase of $1,039,352, or 140% as compared to 2002. This increase in general and administrative expenses was primarily due to a $225,000 acquisition cost resulting from the reverse acquisition with SKTF Enterprises, Inc., increased professional fees resulting from the reverse acquisition with SKTF, increased operating costs associated with the emission testing stations which opened in 2002 being opened for all of 2003, stock issued for services valued at $120,000 paid to consultants, amortization of approximately $112,000 in deferred financing costs and approximately $63,000 in consulting fees and expense reimbursements paid to V2R.

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Interest Expense, Taxes, and Net Loss

Our interest expense, income tax benefit, and net loss for the year ended December 31, 2003 as compared to the year ended December 31, 2002 are as follows:

	Year Ended December 31, 2003	Year Ended December 31, 2002	Percentage Change

Interest Expense	$137,276	$91,562	50%
Income Tax Benefit	-	-	-
Net Loss	(1,479,193)	(608,880)	143%
Basic and Diluted Loss per Share	(0.16)	(0.09)	78%
Our interest expense during 2003 was $137,276, a $45,714, or 50% increase compared to $91,562 for 2002. The increase was due to interest costs associated with $450,000 and $390,000 in new convertible debentures and promissory notes, respectively, issued during 2003.

During 2003, we had a net loss of $1,479,193 or $0.16 per weighted-average share. During 2002, we reported a net loss of $608,880 or $0.09 per weighted-average share. The $870,313 increase in net loss for 2003 was primarily due to a $225,000 acquisition cost resulting from the reverse acquisition with SKTF, increased professional fees resulting from the reverse acquisition with SKTF, increased operating costs associated with the emission testing stations which opened in 2002 being opened for all of 2003, a stock bonus valued at $120,000 paid to consultants, amortization of approximately $112,000 in deferred financing costs and approximately $63,000 in consulting fees and expense reimbursements paid to V2R., partially offset by an increase of $214,753 in revenue less cost of emission certificates, due to the opening of new stores, for 2003 compared to 2002.

Three and six months ended June 30, 2004 compared to the three and six months ended June 30, 2003

Revenues and Loss from Operations

Our revenue, cost of emission certificates, general and administrative expenses, and loss from operations for the quarter ended June 30, 2004 as compared to the quarter ended June 30, 2003 and December 31, 2003 are as follows:

	Quarter Ended	Quarter Ended		Quarter Ended
	June 30, 2004	June 30, 2003	Percentage Change	December 31, 2003

Revenue	$748,608	$156,901	377%	$145,213
Cost of Emission Certificates	230,343	41,401	456%	43,115
General & Administrative Expenses	1,519,376	453,114	235%	600,237

Loss from Operations	$(1,001,111)	$(337,614)	197%	$(498,139)

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Our revenues increased in 2004 because of the thirteen stations we acquired via acquisition during January and June 2004 and the net one new station added in June 2004. For the fourth and second quarters of 2003, our average per-station revenues were approximately $29,000 and $31,000, respectively, compared to over $39,000 for the second quarter of 2004, an increase of, respectively, over $10,000 and $8,000 per station. Our cost of emission certificates increased in 2004 because of the fourteen stations added, but our cost of emission certificates remained at approximately 30% of revenue for the quarters ended June 30, 2004 and December 31, 2003. Our cost of emission certificates for the quarter ended June 30, 2003 was approximately 26% of revenue, or approximately 4% less than for the quarter ended June 30, 2004. The change is associated with a higher cost of emissions certificates to revenue for our Texas stations during the quarter ended June 30, 2004.

Our general and administrative expenses during the quarter ended June 30, 2004 were $1,519,376, an increase of $1,066,262, or 235% as compared to the quarter ended June 30, 2003. The primary causes of the increased expenses were as follows:

Increased wages and rent expense associated with fourteen additional emissions testing stations	$268,978
Discount from market price on 924,996 common shares issued in debt conversion	231,249
Discount from market price on 814,286 common shares issued in private placement	184,286
Increased legal, accounting and consulting expenses due to acquisitions and public company issues	178,346
$862,859

Our revenue, cost of emission certificates, general and administrative expenses, and loss from operations for the six months ended June 30, 2004 as compared to the six months ended June 30, 2003 and December 31, 2003 are as follows:

	Six Months Ended	Six Months Ended		Six Months Ended
	June 30, 2004	June 30, 2003	Percentage Change	December 31, 2003

Revenue	$1,367,005	$321,021	326%	$291,928
Cost of Emission Certificates	415,751	86,800	379%	86,696
General & Administrative Expenses	3,171,933	684,545	363%	1,091,199

Loss from Operations	$(2,220,679)	$(450,324)	393%	$(885,967)

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Our revenues increased in 2004 because of the thirteen stations we acquired via acquisition during January and June 2004 and the net one new station added in June 2004. For the six months ended December 31 and June 30 of 2003, our average per-station revenues were, respectively, approximately $58,000 and $64,000 compared to approximately $72,000 for the six months ended June 30 2004, an increase of, respectively, over $14,000 and $8,000 per station. Our cost of emission certificates increased in 2004 because of the fourteen stations added, but our cost of emission certificates remained at approximately 30% of revenue for the six months ended June 30, 2004 and December 31, 2003. Our cost of emission certificates for the six months ended June 30, 2003 was approximately 27% of revenue, or approximately 3% less than for the six months ended June 30, 2004. The change is associated with a higher cost of emissions certificates to revenue for our Texas stations during the six months ended June 30, 2004.

Our general and administrative expenses during the six months ended June 30, 2004 were $3,171,933, an increase of $2,487,388, or 363% as compared to the six months ended June 30, 2003. The primary causes of the increased expenses were as follows:

Excess of purchase price over fair market value of assets purchased	$559,514
Discount from market price on 2,024,996 common shares issued in debt conversion	462,249
Increased legal, accounting and consulting expenses due to acquisitions and public company issues	436,816
Increased wages and rent expense associated with fourteen additional emissions testing stations	424,421
Discount from market price on 814,286 common shares issued in private placement	184,286
$2,067,286

Interest Expense, Taxes, and Net Loss

Our interest expense, income tax benefit, and net loss for the quarter ended June 30, 2004 as compared to the quarters ended June 30, 2003 and December 31, 2003 are as follows:

	Quarter Ended	Quarter Ended		Quarter Ended
	June 30, 2004	June 30, 2003	Percentage Change	December 31, 2003

Interest Expense	$16,908	$36,063	(53)%	$33,606
Income Tax Benefit	-	-	-	-
Net Loss	(1,018,019)	(373,677)	172%	(531,745)
Basic and Diluted Loss per Share	(0.05)	(0.05)	0%	(0.05)

Our interest expense during the quarter ended June 30, 2004 was $16,908, a $19,155, or 53% decrease compared to $36,063 for the quarter ended June 30, 2003. The decrease was due to interest costs associated with convertible debentures and promissory notes, which were converted to common stock in December 2003, January 2004 and June 2004.

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During the quarter ended June 30, 2004, we had a net loss of $1,018,019 or $0.05 per weighted-average share. During the quarter ended June 30, 2003, we reported a net loss of $373,677 or $0.05 per weighted-average share. The $644,342 increase in net loss for the quarter ended June 30, 2004 was primarily due to increased costs related to stock, capital raise and acquisition transactions, as detailed above, partially offset by an increase of $402,765 in revenue less cost of emission certificates, due to the acquisition of new stores, for the quarter ended June 30, 2004 compared to the quarter ended June 30, 2003.

Our interest expense, income tax benefit, and net loss for the six months ended June 30, 2004 as compared to the six months ended June 30, 2003 and December 31, 2003 are as follows:

	Six Months Ended	Six Months Ended		Six Months Ended
	June 30, 2004	June 30, 2003	Percentage Change	December 31, 2003

Interest Expense	$35,839	$69,500	(48)%	$73,402
Income Tax Benefit	-	-	-	-
Net Loss	(2,256,518)	(519,824)	334%	(959,369)
Basic and Diluted Loss per Share	(0.11)	(0.07)	57%	(0.10)

Our interest expense during the six months ended June 30, 2004 was $35,839, a $33,661, or 48% decrease compared to $69,500 for the six months ended June 30, 2003. The decrease was due to interest costs associated with convertible debentures and promissory notes, which were converted to common stock in December 2003, January 2004 and June 2004.

During the quarter ended June 30, 2004, we had a net loss of $2,256,518 or $0.11 per weighted-average share. During the six months ended June 30, 2003, we reported a net loss of $519,824 or $0.07 per weighted-average share. The $1,736,694 increase in net loss for the six months ended June 30, 2004 was primarily due to increased costs related to stock, capital raise and acquisition transactions, as detailed above, partially offset by an increase of $717,033 in revenue less cost of emission certificates, due to the acquisition of new stores, for the six months ended June 30, 2004 compared to the six months ended June 30, 2003.

Liquidity and Capital Resources

Introduction

During the six months ended June 30, 2004, we did not generate positive operating cash flows. As the acquisitions described above are assimilated, we will continue to implement our growth strategy. We anticipate an increase in our operating cash flow, but with the increased costs of expanding our operations, may not achieve positive operating cash flow during 2004. Therefore, during the six months ended June 30, 2004, we raised $712,500 from the sale of common stock and warrants, the proceeds of which were used for working capital expenses. To date, the Company has funded operations and acquisitions primarily through the issuance of equity securities to related parties. We anticipate raising additional capital during the third quarter of 2004 from the sale of our equity securities.

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The two acquisitions that occurred in January, 2004, were funded from the private placement of $2,500,000 of our Series A Convertible Preferred Stock and warrants to GCA Strategic Investment Fund Limited, an existing affiliate shareholder. The acquisition, which was completed during June 2004, was funded from the $285,000 private placement of common stock and warrants to qualified investors.

Our cash, current assets, total assets, current liabilities, and total liabilities as of June 30, 2004 as compared to December 31, 2003 were:

	As of	As of
	June 30,	December 31,
	2004	2003	Change

Cash	$72,121	$9,231	$62,890
Total current assets	140,524	27,629	112,895
Total assets	3,187,644	548,206	2,639,438
Total current liabilities	1,018,709	1,243,997	(225,288)
Total liabilities	1,065,822	1,243,997	(178,175)

Cash Requirements

For the six months ended June 30, 2004 our net cash used in operating activities was ($346,897), as compared to ($269,397) for the six months ended June 30, 2003. Negative operating cash flows during the six months ended June 30, 2004 were primarily created by a net loss from operations of $2,256,518, partially offset by non-cash stock related expenses of $1,491,444, an increase of 269,633 in accounts payable and accrued liabilities and depreciation and amortization of $113,690. Because of our rapid growth, we do not have an opinion as to how indicative these results will be of future results.

Negative operating cash flows in the six months ended June 30, 2003 were primarily created by a net loss from operations of $519,824, partially offset by a non-cash acquisition fee of $125,000 depreciation and amortization of $77,253 and an increase of $63,875 in accrued interest payable to related parties.

Sources and Uses of Cash

Net cash used in investing activities was $2,523,318 and $25,736, respectively, for the six months ended June 30, 2004 and 2003. The investing activities during the six months ended June 30, 2004 involved primarily $2,376,015 used in the acquisition of businesses. The investing activities during the six months ended June 30, 2003 involved the purchase of property and equipment.

Net cash provided by financing activities was $2,933,105 and $235,000, respectively, for the six months ended June 30, 2004 and 2003. Net cash provided during the six months ended June 30, 2004 resulted primarily from the $2,500,000 in proceeds from the sale of convertible preferred stock, net of $266,000 in associated financing costs and an increase of $712,500 resulting from a private placement of the Company’s common stock and warrants. Net cash provided during the six months ended June 30, 2003 resulted primarily from the $250,000 in proceeds from the issuance of convertible debt to related parties, net of $15,000 in associated financing costs.

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On January 18, 2004, the combined principal amount of $225,000 and accrued interest amount of approximately $55,000 outstanding under one of our promissory notes were converted into 1,100,000 shares of our common stock at an exchange rate of $0.25 per common share.

On June 16, 2004, the combined principal amount of $315,000 and accrued interest amount of approximately $9,000 outstanding under a series of our promissory notes were converted into 924,996 shares of our common stock at an exchange rate of $0.35 per common share.

We are not generating sufficient cash flow from operations to fund growth as we continue to acquire and open new emission testing stations. If we can successfully complete one or more acquisitions of profitable businesses, then we anticipate that we can operate at a profitable level. Until such time, however, and in order to complete the acquisitions, we will need to raise additional capital through the sale of our equity securities. If we are unsuccessful in raising the required capital, we may have to curtail operations.

Critical Accounting Policies

The discussion and analysis of the Company’s financial condition and results of operations are based upon its consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires the Company to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. In consultation with its Board of Directors, the Company has identified accounting policies related to valuation of its common stock and for assessing whether any value should be assigned to a warrant that it believes are key to an understanding of its financial statements. Additionally, the Company has identified accounting policies related to the valuation of goodwill, created as the result of business acquisitions, as a key to an understanding of its financial statements. These are important accounting policies that require management’s most difficult, subjective judgments.

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DESCRIPTION OF PROPERTY

Corporate Office

We rent our general corporate offices located at 1139 Senoia Road, Suite B, Tyrone, Georgia, which consists of 1,200 square feet of office space. The rent for our office space is $1,250 per month, including utilities, with a term that expires on July 15, 2005, with a 2-year renewal option. We believe that this space is adequate for our current needs.

Testing Facilities

We lease the land and buildings we use in connection with 16 of our existing emissions testing facilities, and we own one building and the associated land. In addition, we have two testing facilities under construction. All of our facilities are believed to be in adequate condition for their intended purposes and adequately covered by insurance.

Site	City	State	Monthly Rent	Lease Expiration

Georgia Facilities
27 East Crogan Street	Lawrenceville	GA	Company owned	N/A
100 Peachtree Parkway	Peachtree City	GA	$1,705	May 2006
8405 Tara Boulevard*	Jonesboro	GA	$1,500	January 2008
Highway 85*	Riverdale	GA	$2,250	January 2008
4853 Canton Road	Marietta	GA	$1,000	September 2008
2720 Sandy Plains Road	Marietta	GA	$3,031	December 2004
8437 Roswell Road	Atlanta	GA	$2,750	November 2003
9072 Highway 92	Woodstock	GA	$1,800	April 2007
14865 Highway 92	Woodstock	GA	$1,700	April 2008
2887 Canton Road	Marietta	GA	$2,500	July 2008
213 Riverstone Parkway	Canton	GA	$1,300	November 2007
731 Powder Springs Street	Marietta	GA	$2,700	month to month
1869 Cobb Parkway	Marietta	GA	$2,756	August 2004
2625 S. Cobb Drive	Smyrna	GA	$2,800	March 2005
2909 N. Druid Hills	Decatur	GA	$1,500	month to month
3826 Clairmont Road	Chamblee	GA	$3,500	March 2005
5300 Roswell Road	Atlanta	GA	$1,800	January 2008

* Under construction

Texas Facilities
11831 Jones Road	Houston	TX	$2,500	June 2004
1580 W. Main Street	Houston	TX	$4,500	March 2024
5130 State Highway 6	Houston	TX	$2,120	May 2005
13386 Jones Road	Houston	TX	$4,167	TBD

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Acquisition of Subsidiary

On June 13, 2003, while we were still named SKTF Enterprises, Inc., we entered into an acquisition agreement with Speedemissions, Inc., a Georgia corporation now our wholly owned subsidiary, and its shareholders, which resulted in a change of the Company’s management, Board of Directors, and ownership. Mr. Parlontieri was an officer, director, and material shareholder of Speedemissions, Inc. Pursuant to the terms of the agreement, effective on June 16, 2003, the following occurred:

•	in exchange for 100% of the stock of Speedemissions, we issued 9,000,000 shares of our common stock to the Speedemissions shareholders, which after giving effect to the redemption of our stock from our previous officer and director described below, represented 90% of our outstanding stock. Mr. Parlontieri received 600,000 shares of our common stock, representing 6% of the outstanding stock, in this transaction;
•	5,044,750 shares of our common stock held by our the sole officer and director prior to the effectiveness of the agreement, were redeemed by us, and he resigned as our officer;
•	our sole director prior to the effectiveness of the agreement tendered his resignation as our director, which was effective 10 days following the mailing of an Information Statement to our shareholders. His resignation was effective on June 27, 2003.

Financing Transactions with Shareholder

On May 2, 2002, our subsidiary entered into a securities purchase agreement (the 2002 agreement) with GCA Strategic Investment Fund Limited ("GCA Fund"), our majority shareholder, pursuant to which GCA Fund agreed to purchase certain convertible debentures from us. The 2002 agreement contemplated the purchase by GCA Fund, on or before May 2, 2004, of up to an aggregate principal amount of $1,200,000 of 7% convertible debentures at a price equal to 100% of the principal amount. On April 24, 2001, our subsidiary entered into a securities purchase agreement (the 2001 agreement) with GCA Fund, pursuant to which GCA Fund purchased a $250,000 7% convertible debenture from us at a price equal to 100% of the principal amount. On October 9, 2003, we assumed the debentures from our subsidiary. On December 18, 2003, GCA Fund elected to convert the outstanding principal amount of the debentures, plus accrued interest, for a total of $1,587,770, into 5,670,619 shares of our common stock at a conversion price of $.028 per share.

In 2001, our subsidiary issued two promissory notes to GCA Fund, one in the amount of $300,000, and the other in the amount of $225,000. Both notes bear interest quarterly at the rate of 10%. The $300,000 note is due in October 2004, after its due date was extended by GCA in writing, while the $225,000 note was due in October 2003. On October 9, 2003, we assumed the notes from our subsidiary. In January 2004, we agreed to convert the $225,000 note, plus accrued interest, into 1,001,563 shares of common stock.

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On January 21, 2004, we completed a private placement of 2,500 shares of our Series A Convertible Preferred Stock and 2,500,000 common stock purchase warrants to GCA Fund, in exchange for gross proceeds to us of $2,500,000. Net proceeds to us after the payment of an advisors fee to Global Capital Advisors, LLC, the investment advisor to GCA Fund, was $2,234,000. The Preferred stock pays a dividend of seven percent (7%) per annum, and each share of Preferred Stock is convertible into one thousand (1,000) shares of our common stock, or 2,500,000 shares of common stock in the aggregate. The Warrants are exercisable for a period of five (5) years at an exercise price of $1.25 per share of common stock to be acquired upon exercise.

Employment Agreements and Compensation of Officers and Directors

Our directors receive $250 for each meeting attended, including meetings of the committees.

On June 13, 2003, our subsidiary entered into a consulting agreement with V2R, Inc., which is controlled by Bahram Yusefzadeh, who subsequent to June 13, 2003 became one of our directors. Under the terms of the agreement, our subsidiary agreed to pay to V2R, upon the successful closing of a merger or acquisition of our subsidiary with a publicly traded corporation, the sum of $225,000. Of this amount, $125,000 was to be paid in accordance with the terms of a promissory note. The principal balance of the note was due on December 31, 2003, but was extended pursuant to an amendment dated December 30, 2003 to the earlier to occur of (i) the closing of a round of equity or debt financing in excess of $1,500,000, (ii) 90 days after the effectiveness of a registration statement, or (iii) in three equal installments beginning March 1, 2004, May 1, 2004, and July 1, 2004. We are currently in default on this note.

On June 16, 2003, our subsidiary entered into a consulting agreement with V2R, LLC, which is controlled by Bahram Yusefzadeh, who subsequent to June 16, 2003 became one of our directors. On October 19, 2003 we assumed the obligations under this agreement. Under the terms of the agreement, we agreed to pay V2R $8,334 per month, effective June 1, 2003 for 36 months, of which $3,334 was deferred until after the closing of an initial round of financing. In addition, we agreed to pay to V2R a sales commission on any money raised as a result of their introductions. V2R, LLC was entitled to receive 130,000 warrants to acquire common stock at $0.01 per share, of which 25,000 vested immediately, 35,000 would vest if we raised $1.5 million in any offering, 35,000 more would vest if we raised $3.0 million in any offering, and a final 35,000 would vest if we raised $4.5 million in any offering. On January 1, 2004, we terminated this consulting agreement and entered into a new consulting agreement with V2R. Under the terms of the new consulting agreement, we agreed to pay V2R $8,334 per month, effective January 1, 2004, for 30 months, plus a success fee for any closed acquisitions arranged by the V2R. We also issued to V2R warrants to acquire 100,000 shares of common stock at $0.25 per share, of which one-half vest on January 1, 2005 and the other half vest on January 1, 2006.

In October 2003, we issued 300,000 shares of common stock to the designees of V2R, LLC as a bonus for services rendered not in connection with any consulting agreement. The shares were never beneficially owned by V2R or Mr. Yusefzadeh.

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Effective September 5, 2003, we entered into a separate indemnification agreement with each of our current directors. Under the terms of the indemnification agreements, we agreed to indemnify each director to the fullest extent permitted by law if the director was or is a party or threatened to be made a party to any action or lawsuit by reason of the fact that he is or was a director. The indemnification shall cover all expenses, penalties, fines and amounts paid in settlement, including attorneys’ fees. A director will not be indemnified for intentional misconduct for the primary purpose of his own personal benefit.

Effective September 15, 2003, we entered into a three-year employment agreement with Richard A. Parlontieri, our President and Chief Executive Officer. This employment agreement was amended on December 19, 2003. Under the terms of the agreement, as amended, Mr. Parlontieri will receive a salary of $180,000 per year, plus an automobile and expense allowance, and will be eligible for quarterly bonuses as set forth in the agreement. In addition, Mr. Parlontieri was granted options to purchase up to 400,000 shares of our common stock at $0.25 per share. The agreement may be terminated by us for cause, in which case Mr. Parlontieri would not be entitled to severance compensation, or without cause, in which case Mr. Parlontieri would be entitled to the balance of his salary due under the agreement, plus other compensation earned through the date of termination.

On January 21, 2004, our Board of Directors approved the issuance of warrants to acquire a total of 900,000 shares of our common stock to Mr. Parlontieri as a compensation bonus related to the successful closing of two acquisitions. One-half of the warrants are exercisable at $0.75 per share, and the other half are exercisable at $1.05 per share, both representing the fair market value of our common stock on the date of closing for each respective acquisition. One-third of the warrants vested immediately, with the remaining two-thirds vesting equally on January 1, 2005 and 2006. Such warrants were issued on February 18, 2004.

On April 20, 2004, we issued options to acquire 50,000 shares of common stock under our 2001Stock Option Plan to William Klenk, our Chief Financial Officer. The options vested immediately and are exercisable at $0.515 per share for a period of ten years.

Loans from Officers and Directors

Between October 24, 2003 and January 30, 2004, an entity controlled by Mr. Parlontieri loaned the Company a total of $315,000 pursuant to the terms of seven identical unsecured promissory notes. The notes were each due and payable as set forth below and carry interest at five percent annually:

Date	Principal Amount	Due Date
October 24, 2003	$40,000	April 21, 2004
October 30, 2003	$50,000	April 27, 2004
November 7, 2003	$100,000	May 5, 2004
December 26, 2003	$75,000	June 24, 2004
January 2, 2004	$25,000	June 30, 2004
January 4, 2004	$10,000	July 2, 2004
January 30, 2004	$15,000	July 28, 2004

On June 16, 2004, we converted all of the notes, plus accrued interest, into 924,996 shares of our common stock.

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MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock became eligible for trading on the Over the Counter Bulletin Board on December 19, 2002 under the symbol "SKTE." Beginning September 5, 2003, in connection with our name change to Speedemissions, Inc., our common stock was eligible for trading under the symbol "SPEM." There have been a limited number of trades in our common stock.

The following table sets forth the high and low bid information for each quarter since we first became eligible for trading, as provided by the Nasdaq Stock Markets, Inc. The information reflects prices between dealers, and does not include retail markup, markdown, or commission, and may not represent actual transactions.

	High	Low
Fiscal year ended December 31, 2002:
Fourth Quarter	$0.00	$0.00

Fiscal year ended December 31, 2003:
First Quarter	$0.00	$0.00
Second Quarter	$0.00	$0.00
Third Quarter	$0.25	$0.00
Fourth Quarter	$0.60	$0.20

Fiscal year ended December 31, 2004:
First Quarter	$1.01	$0.30
Second Quarter	$0.60	$0.41

The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock. The Commission has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to a few exceptions which we do not meet. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith.

Holders

As of December 31, 2003 and August 24, 2004, there were 16,270,619 and 24,139,094 shares, respectively, of our common stock issued and outstanding and held by approximately 71 and 98 shareholders of record. As of December 31, 2003 and August 24, 2004, there were zero and 2,500,000 shares, respectively, of our preferred stock issued and outstanding and held of record by one shareholder.

Dividends

We have not paid any dividends on our common stock and do not expect to do so in the foreseeable future. We intend to apply our earnings, if any, in expanding our operations and related activities. The payment of cash dividends on our common stock in the future will be at the discretion of the Board of Directors and will depend upon such factors as earnings levels, capital requirements, our financial condition and other factors deemed relevant by the Board of Directors.

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We are obligated to pay cumulative quarterly dividends on our Series A Convertible Preferred Stock in amount equal to seven percent (7%) per annum. The dividends are to be paid, in our discretion, in either additional shares of Series A Convertible Preferred Stock, or in common stock based on the market price.

Securities Authorized for Issuance Under Equity Compensation Plans

On May 15, 2001, our directors and shareholders approved the SKTF, Inc. 2001 Stock Option Plan, effective June 1, 2001. At our annual shareholders meeting on August 27, 2003, our shareholders approved an amendment to the plan, changing its name to the Speedemissions, Inc. 2001 Stock Option Plan, and increasing the number of shares of our common stock available for issuance under the plan from 600,000 shares to 1,000,000 shares. The plan offers selected employees, directors, and consultants an opportunity to acquire our common stock, and serves to encourage such persons to remain employed by us and to attract new employees. As of August 24, 2004, we have issued options to acquire 560,000 shares of our common stock under the plan at prices ranging from $0.25 to $0.51 per share, and we have issued 50,000 shares of common stock under the plan.

As of December 31, 2003, the plan information is as follows:

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	430,000	$0.25	570,000
Equity compensation plans not approved by security holders	25,000	$0.01	N/A
Total	455,000	$0.24	570,000

39

EXECUTIVE COMPENSATION

During 2001 and 2002, our former president elected to forego a salary, and also provided office space for us. We estimated the value of these services to be $5,125 and $1,500 for the year ended December 31, 2002 and for the period from inception (March 27, 2001) to December 31, 2001, respectively. As of December 31, 2002 and 2001, we had amounts due to our former president of $5,125 and $nil, respectively, which are recorded in accounts payable and accrued liabilities in our financial statements.

The Summary Compensation Table shows certain compensation information for services rendered in all capacities for the fiscal years ended December 31, 2003 and 2002. In addition, the table shows compensation for our current sole executive officer. Other than as set forth herein, no executive officer's salary and bonus exceeded $100,000 in any of the applicable years. The following information includes the dollar value of base salaries, bonus awards, the number of stock options granted and certain other compensation, if any, whether paid or deferred.

		Annual Compensation			Long Term Compensation
					Awards		Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Awards ($)	Securities Underlying Options SARs (#)	LTIP Payouts ($)	All Other Compensation ($)

Richard A. Parlontieri	2003	180,000	-0-	5,400	-0-	410,000	-0-	-0-
Chairman, President,	2002	155,000	10,000	7,200	-0-	-0-	-0-	-0-
Secretary, CFO	2001	60,000	10,000	7,500	-0-	-0-	-0-	-0-

Carl M. Berg	2002	-0-	-0-	$5,125	-0-	-0-	-0-	-0-
Chairman, President, Secretary, Treasurer	2001	-0-	-0-	-0-	-0-	-0-	-0-	-0-

OPTION/SAR GRANTS IN LAST FISCAL YEAR (Individual Grants)

Name	Number of Securities Underlying Options/SARs Granted (#)	Percent of Total Options/SARs Granted to Employees In Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date
Richard A. Parlontieri	400,000	93%	$0.25	12/18/13
Richard A. Parlontieri	10,000	2%	$0.25	12/18/13
Carl M. Berg	-0-	N/A	N/A	N/A

AGGREGATED OPTIONS/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES

Name	Shares Acquired On Exercise (#)	Value Realized ($)	Number of Unexercised Securities Underlying Options/SARs at FY-End (#) Exercisable/Unexercisable	Value of Unexercised In-The-Money Option/SARs at FY-End ($) Exercisable/Unexercisable

Richard A. Parlontieri	N/A	N/A	N/A	N/A
Carl M. Berg	N/A	N/A	N/A	N/A

40

Our Directors receive $250 for each meeting attended, including meetings of the committees. They are also entitled to reimbursement for their travel expenses. In addition, in December 2003, we issued to each of our Directors options to acquire 10,000 shares of our common stock at an exercise price of $0.25 per share, exercisable for a period of ten years.

Effective September 15, 2003, we entered into a three-year employment agreement with Richard A. Parlontieri, our President and Chief Executive Officer. This employment agreement was amended on December 19, 2003. Under the terms of the agreement, as amended, Mr. Parlontieri will receive a salary of $180,000 per year, plus an automobile and expense allowance, and will be eligible for quarterly bonuses as set forth in the agreement. In addition, Mr. Parlontieri was granted options to purchase up to 400,000 shares of our common stock at $0.25 per share. The agreement may be terminated by us for cause, in which case Mr. Parlontieri would not be entitled to severance compensation, or without cause, in which case Mr. Parlontieri would be entitled to the balance of his salary due under the agreement, plus other compensation earned through the date of termination.

The Compensation Committee of our Board of Directors originally agreed to issue to Mr. Parlontieri, pursuant to the terms of his employment agreement, options to purchase up to 400,000 shares of our common stock at an exercise price of $2.00 per share. The exercise price was determined based on conversations with our independent auditors about the deemed fair market value if we subsequently file a registration statement for a primary offering at $2.00 per share. However, after we withdrew the registration statement, and the proposed primary offering was cancelled, the Committee decided to reprice Mr. Parlontieri’s options at $0.25 per share, which was at or close to the fair market value of our common stock based on the closing bid price on the date of repricing, and within the parameters of our Speedemissions, Inc. 2001 Stock Option Plan.

On April 20, 2004, we issued options to acquire 50,000 shares of common stock under our 2001Stock Option Plan to William Klenk, our Chief Financial Officer. The options vested immediately and are exercisable at $0.515 per share for a period of ten years.

41

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

We acquired Speedemissions, Inc., now our wholly owned subsidiary, in a transaction accounted for as a reverse acquisition, with Speedemissions viewed as the acquiring and surviving entity for accounting and management purposes, effective June 16, 2003. On August 25, 2003, Ramirez International, the independent accountant previously engaged since the Company’s inception as the principal accountant to audit our financial statements, was formally dismissed as our auditors. The decision to dismiss Ramirez International was made on or about August 18, 2003, and approved by our Board of Directors on August 25, 2003, after it was determined, in discussions with Ramirez International, that because Speedemissions was viewed as the surviving entity for accounting and management purposes, it would be most appropriate for Speedemissions’ existing independent accountants to serve in that capacity for us.

Following Ramirez International’s dismissal, effective as of August 25, 2003, we engaged Bennett Thrasher PC, who has been historically engaged as the principal accountant to audit the financial statements of Speedemissions, Inc., as the principal accountant to audit our financial statements.

Notwithstanding the decision to dismiss Ramirez International as the auditor for the Company, we originally intended to retain the services of Ramirez International for the limited purpose of conducting the required review of our unaudited financial statements for the period ended June 30, 2003; however, after the discussions with Ramirez International described above, wherein it was determined that because Ramirez had not audited Speedemissions’ historical financial statements, professional standards would not allow Ramirez to perform the review, we engaged Bennett Thrasher PC for this purpose as well. The engagement of Bennett Thrasher for this purpose was effective upon receipt of communications from Ramirez International on August 18, 2003, in accordance with GAAS.

The audit report of Ramirez International on the Company's financial statements as of December 31, 2002 and 2001, and for the year ended December 31, 2002 and the period from inception (March 27, 2001) to December 31, 2001 (the "Audit Period") did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to audit scope or accounting principles, except the reports were modified to include an explanatory paragraph wherein they expressed substantial doubt about our ability to continue as a going concern. During the Audit Period, and during the period up to the dismissal of Ramirez International and through the appointment of Bennett Thrasher PC as our new independent accountants, there were no disagreements with Ramirez International on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of the former accountants, would have caused it to make reference to the subject matter of the disagreements in connection with its report.

We provided a copy of this disclosure to Ramirez International, and requested that they furnish us with a letter addressed to the Securities and Exchange Commission stating whether they agree with the statements made by us and, if not, stating the respects in which they do not agree. They provided such a letter, disclosing that they agree with our statements.

42

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for Speedemissions, Inc. by The Lebrecht Group, APLC. The Lebrecht Group is the owner of 402,455 shares of our common stock.

AVAILABLE INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934. We have filed with the Securities and Exchange Commission a registration statement on Form SB-2, together with all amendments and exhibits thereto, under the Securities Act of 1933 with respect to the common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

Copies of all or any part of the registration statement may be inspected without charge or obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and its public reference facilities in New York, New York and Chicago, Illinois, upon the payment of the fees prescribed by the Commission. The registration statement is also available through the Commission’s web site at the following address: http://www.sec.gov.

EXPERTS

The financial statements of Speedemissions, Inc. (accounting and reporting successor to SKTF Enterprises, Inc.) as of December 31, 2003 and 2002 and for the years then ended appearing in this prospectus which is part of a registration statement have been so included in reliance on the report of Bennett Thrasher PC, independent auditors, given on the authority of such firm as experts in accounting and auditing.

43

FINANCIAL STATEMENTS

44

Speedemissions, Inc.
(Accounting and Reporting Successor
to SKTF Enterprises, Inc.)

Consolidated Financial Statements

December 31, 2003 and 2002

Independent Auditors’ Report

To the Board of Directors and Stockholders of
Speedemissions, Inc.

We have audited the accompanying consolidated balance sheets of Speedemissions, Inc. and subsidiary as of December 31, 2003 and 2002 and the related consolidated statements of operations, stockholders’ deficit and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Speedemissions, Inc. and subsidiary as of December 31, 2003 and 2002 and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the consolidated financial statements, effective as of June 16, 2003, Speedemissions, Inc. entered into an acquisition agreement with SKTF Enterprises, Inc. pursuant to which Speedemissions, Inc. became a wholly owned subsidiary of SKTF Enterprises, Inc. For accounting purposes, Speedemissions, Inc. is viewed as the acquiring entity and has accounted for the transaction as a reverse acquisition.

F - 1

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the consolidated financial statements, Speedemissions, Inc. is a start-up enterprise with limited operations and has not generated significant amounts of revenue. The Company incurred net losses in 2003 and 2002 and had a deficit in working capital and a deficit in stockholders’ equity at December 31, 2003. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

/s/ Bennett Thrasher PC
Bennett Thrasher PC
Atlanta, Georgia
February 20, 2004

F - 2

Speedemissions, Inc.
(Accounting and Reporting Successor to SKTF Enterprises, Inc. - see Note 1)

Consolidated Balance Sheets
December 31, 2003 and 2002

	2003	2002

Assets

Current assets:
Cash	$9,231	$136,806
Other current assets	18,398	11,338

Total current assets	27,629	148,144

Property and equipment, at cost less accumulated
depreciation and amortization	509,252	557,406

Deferred financing costs, less accumulated amortization	-	78,513

Other assets	11,325	6,100

	$548,206	$790,163

Liabilities and Stockholders' Deficit

Current liabilities:
Current portion of long-term debt
payable to related parties	$915,000	$775,000
Accrued interest on long-term debt
payable to related parties	121,946	120,542
Accounts payable and accrued liabilities	207,051	71,990

Total current liabilities	1,243,997	967,532

Long-term debt payable to stockholder,
less current portion	-	750,000

Commitments and contingencies

Stockholders' deficit:
Preferred stock, $.001 par value, 5,000,000 shares
authorized, no shares issued or outstanding	-	-
Preferred stock, $.01 par value, 10,000,000 shares
authorized, no shares issued or outstanding	-	-
Common stock, $.001 par value, 100,000,000 shares
authorized, 16,270,619 shares issued and outstanding	16,271
Common stock, $.01 par value, 40,000,000 shares
authorized, 7,142,857 shares issued and outstanding	-	71,429
Additional paid-in capital	3,198,622	1,432,693
Accumulated deficit	(3,910,684)	(2,431,491)

Total stockholders' deficit	(695,791)	(927,369)

	$548,206	$790,163

See accompanying notes to consolidated financial statements.

F - 3

Speedemissions, Inc.
(Accounting and Reporting Successor to SKTF Enterprises, Inc. - see Note 1)

Consolidated Statements of Operations
For the Years Ended December 31, 2003 and 2002

	2003	2002

Revenue	$612,948	$320,676

Costs and expenses:
Cost of emissions certificates	173,495	95,976
General and administrative expenses	1,781,370	742,018

Loss from operations	(1,341,917)	(517,318)
Interest expense	137,276	91,562

Loss before income tax benefit	(1,479,193)	(608,880)
Income tax benefit	-	-

Net loss	$(1,479,193)	$(608,880)

Basic and diluted net loss per share	$(0.16)	$(0.09)

Weighted average shares outstanding, basic and diluted	$9,009,795	$7,142,857

See accompanying notes to consolidated financial statements.

F - 4

Speedemissions, Inc.
(Accounting and Reporting Successor to SKTF Enterprises, Inc. - see Note 1)

Consolidated Statements of Stockholders' Deficit
For the Years Ended December 31, 2003 and 2002

	Common Stock		Additional	Accumulated

	Shares	Amount	Paid-In Capital	Deficit

Balance at January 1, 2002, as adjusted	7,142,857	$71,429	$1,432,693	$(1,822,611)

Net loss	-	-	-	(608,880)

Balance at December 31, 2002	7,142,857	71,429	1,432,693	(2,431,491)

Recapitalization due to reverse acquisition	2,857,143	(61,429)	61,429	-

Stock issued for services	600,000	600	119,400	-

Conversion of debentures	5,670,619	5,671	1,579,740	-

Compensation due to stock option grant	-	-	5,360	-

Net loss	-	-	-	(1,479,193)

Balance at December 31, 2003	16,270,619	$16,271	$3,198,622	$(3,910,684)

See accompanying notes to consolidated financial statements.

F - 5

Speedemissions, Inc.
(Accounting and Reporting Successor to SKTF Enterprises, Inc. - see Note 1)

Consolidated Statements of Cash Flows
For the Years Ended December 31, 2003 and 2002

	2003	2002

Cash flows from operating activities:
Net loss	$(1,479,193)	$(608,880)
Adjustments to reconcile net loss
to net cash used in operating activities:
Depreciation and amortization	207,476	90,733
Acquisition fee	125,000	-
Stock Issued for Services	120,000	-
Stock option grant	5,360	-
Changes in assets and liabilities:
Other current assets	(7,060)	(6,746)
Other assets	(5,225)	(6,100)
Accrued interest on long-term debt payable to related parties	136,815	91,561
Accounts payable and accrued liabilities	135,061	36,897

Net cash used in operating activities	(761,766)	(402,535)

Cash flows from investing activities:
Net purchases of property and equipment	(47,809)	(219,772)

Net cash used in investing activities	(47,809)	(219,772)

Cash flows from financing activities:
Proceeds from issuance of long-term debt
payable to related parties	715,000	750,000
Financing costs	(33,000)	(90,000)

Net cash provided by financing activities	682,000	660,000

Net increase (decrease) in cash	(127,575)	37,693

Cash at beginning of year	136,806	99,113

Cash at end of year	$9,231	$136,806

Supplemental Disclosure of Cash Flow Information

Cash paid during the year for interest	$-	$-

Cash paid during the year for income taxes	$-	$-

In 2003, $1,450,000 of convertible debentures plus accrued interest of approximately $135,000 was converted into 5,670,619 shares of Speedemissions, Inc. common stock.

See accompanying notes to consolidated financial statements.

F - 6

Speedemissions, Inc.
(Accounting and Reporting Successor to SKTF Enterprises, Inc.)

Notes to Consolidated Financial Statements
December 31, 2003 and 2002

Note 1: Basis of Presentation

Emissions Testing, Inc. (Emissions Testing) was incorporated on May 5, 2000 under the laws of the state of Georgia for the primary business purpose of opening, acquiring, developing and operating vehicle emission testing stations. On June 1, 2000, Emissions Testing entered into an agreement with GCA Strategic Investment Fund Limited (GCA Fund), pursuant to which GCA Fund agreed to purchase certain convertible debentures of Emissions Testing. On January 31, 2001, GCA Fund elected to immediately convert all outstanding convertible debentures plus outstanding accrued interest into 3,553,137 shares of Emissions Testing common stock. As of March 19, 2002, GCA Fund owned approximately 85% of the outstanding common stock of Emissions Testing.

In March 2001, the president of Emissions Testing formed, and was the sole stockholder in, SE Testing, Inc. (SE Testing) (initially known as Speedemissions, Inc.) to acquire a building and lease such building to Emissions Testing to house an emissions testing station. Funds utilized to acquire the building were obtained from GCA Fund in the form of a promissory note payable (see Note 6). SE Testing subsequently formed Speedemissions, LLC, a dormant subsidiary.

Effective as of March 19, 2002, Emissions Testing, SE Testing and Speedemissions, LLC merged, with SE Testing the surviving entity; SE Testing then changed its name to Speedemissions, Inc. Subsequent to the merger, GCA Fund owned 86% of the outstanding common stock of Speedemissions, Inc., the president of Speedemissions, Inc. (who was the president of Emissions Testing) owned 7% of the outstanding common stock and two other stockholders in Emissions Testing each owned 3.5% of the outstanding common stock.

Since GCA Fund had the controlling ownership interest in the premerger Emissions Testing and has the controlling ownership interest in the postmerger Speedemissions, Inc., there was no change in the control group. This fact, together with the nature of the relationship between GCA Fund, SE Testing and Speedemissions, LLC and the involvement of the president of SE Testing with Emissions Testing, indicates that the merger should be accounted for at historical cost, using the carryover basis of accounting, in a manner similar to a pooling of interests. Accordingly, the accompanying consolidated financial statements include the accounts of Emissions Testing, SE Testing and Speedemissions, LLC combined as of and from January 1, 2001 as if the merger had occurred on that date.

Effective as of June 16, 2003, Speedemissions, Inc. (Speedemissions or the Company) entered into an acquisition agreement with SKTF Enterprises, Inc. (SKTF). Pursuant to the acquisition agreement, SKTF acquired all of the outstanding common stock of Speedemissions in exchange for 9,000,000 shares of SKTF common stock, which were issued to the stockholders of Speedemissions. Accordingly, Speedemissions became a wholly owned subsidiary of SKTF. Subsequent to the acquisition, GCA Fund owned 78% of the 10,000,000 shares of outstanding common stock of SKTF, the president of Speedemissions owned 6%, the other stockholders of Speedemissions owned 6% and the existing stockholders of SKTF owned 10% (see Note 9).

F - 7

SKTF was a development stage company that had not begun operations, thus, prior to acquisition, SKTF had no revenues and a minimal amount of assets and liabilities. For accounting purposes, Speedemissions is viewed as the acquiring entity and has accounted for the transaction as a reverse acquisition. The SEC staff’s accounting and reporting guidance indicates that the merger of a private operating company into a nonoperating public shell corporation with nominal net assets is in substance a capital transaction rather than a business combination. That is, the transaction is equivalent to the private company issuing common stock for the net monetary assets of the shell corporation, accompanied by a recapitalization.

The accumulated deficit of Speedemissions has been carried forward subsequent to the acquisition. Results of operations subsequent to the date of acquisition reflect the consolidated results of operations of Speedemissions and SKTF. Operations for periods prior to the acquisition reflect those of Speedemissions. Assets and liabilities of Speedemissions and SKTF have been consolidated at their historical cost carrying amounts at the date of acquisition.

In connection with the acquisition, Speedemissions agreed to pay an acquisition fee of $225,000 to V2R, LLC (V2R), an entity controlled by an existing minority stockholder of SKTF. Such amount is included in general and administrative expenses in the accompanying 2003 consolidated statement of operations. Of this amount, $100,000 was paid in cash at the closing of the acquisition, with the balance due pursuant to the terms of a promissory note (see Note 6). Additionally, Speedemissions agreed to issue a warrant (see Note 9) to V2R to purchase 130,000 shares of Speedemissions common stock at an exercise price of $.01 per share (see Note 9) and entered into a consulting agreement with V2R that, among other things, provides for a monthly consulting fee and provides for a transaction fee generally equal to 5% of the gross transaction amount of an equity transaction, as defined in the agreement. Subsequent to December 31, 2003, this agreement was cancelled and replaced by a new agreement (see Note 10).

For SEC reporting purposes, Speedemissions has been treated as the continuing reporting entity that acquired a registrant, that is, as if Speedemissions were the legal successor to SKTF’s SEC reporting obligations as of the date of the acquisition.

Effective on September 5, 2003, SKTF Enterprises, Inc. changed its name to Speedemissions, Inc. For ease of reference, these notes and the accompanying consolidated financial statements continue to refer to “SKTF” and “Speedemissions” in the context of their legal names prior to the September 5, 2003 name change.

SKTF’s common stock is registered with the Securities and Exchange Commission (SEC) and is presently listed for trading on the over the counter bulletin board under the symbol “SPEM”; previously “SKTE”.

Note 2: Nature of Operations and Summary of Significant Accounting Policies

Nature of Presentation

The accompanying consolidated financial statements include the accounts of Speedemissions and SKTF as discussed in Note 1. All significant intercompany accounts and transactions have been eliminated in consolidation.

The accompanying 2002 financial statements include the accounts of Emissions Testing, SE Testing and Speedemissions as discussed in Note 1.

F - 8

Nature of Operations

Speedemissions is engaged in opening, acquiring, developing and operating vehicle emissions testing stations. The federal government and a number of state and local governments in the United States (and in certain foreign countries) mandate vehicle emissions testing as a method of improving air quality.

As of December 31, 2003 and 2002, the Company operated five emissions testing stations, including two stations in the metropolitan Atlanta, Georgia area and three stations in the metropolitan Houston, Texas area. The Company does business under the trade name Speedemissions. At its emissions testing stations, the Company uses computerized emissions testing equipment that tests vehicles for compliance with emissions standards; in the emissions testing industry, such stations are known as decentralized facilities. The Company utilizes “basic” testing systems that test a motor vehicle’s emissions while in neutral and “enhanced” testing systems that test a vehicle’s emissions under simulated driving conditions.

Use of Estimates in Financial Statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

Revenue is recognized as the testing services are performed. Under current state of Georgia law, the charge for an emissions test is limited to $25.00 per vehicle, which is recorded by the Company as gross revenue. The cost of emissions certificates due to the state is $6.95 per certificate and is shown separately in the accompanying consolidated statements of operations. Under current state of Texas law, the charge for an emissions test is generally limited to $39.50 per vehicle, which is recorded by the Company as gross revenue. The cost of emissions certificates due to the state varies between approximately $8.00 and $14.00 per certificate depending on the type of test and is shown separately in the accompanying consolidated statements of operations.

The Company requires that the customer’s payment be made with cash, check or credit card; accordingly, the Company does not have significant levels of accounts receivable.

Under current Georgia and Texas laws, if a vehicle fails an emissions test, it may be retested at no additional charge during a specified period after the initial test, as long as the subsequent test is performed at the same facility. At the time of initial testing, the Company provides an allowance for potential retest costs, based on prior retest experience and information furnished by the states of Georgia and Texas, which is comprised mainly of the labor cost associated with performing a retest. When a retest is performed, the incremental cost of performing a retest is applied against the retest allowance. At December 31, 2003 and 2002, the allowance for retest costs was insignificant.

Revenue from leases of emission testing equipment (see Note 8 – Lease Revenue) is recognized on a straight-line basis over the life of the leases.

F - 9

In December 1999, the SEC staff released Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements (SAB 101), as amended. SAB 101 provides interpretive guidance on the recognition, presentation and disclosure of revenue in financial statements. In December 2003, the SEC staff released Staff Accounting Bulletin No. 104, Revenue Recognition (SAB 104), which revises portions of SAB 101. The Company believes its revenue recognition policies comply with SAB 101 and SAB 104.

Methods of Depreciation and Amortization

Property and equipment are recorded at cost and depreciated on a straight-line basis over the estimated useful lives, as follows: building, fifteen years; emission testing equipment, five years; and furniture, fixtures and office equipment, five years.

Leasehold improvements are amortized using the straight-line method over the lesser of the remaining lease terms or the estimated useful lives of the improvements.

Repair and maintenance costs are charged to expense as incurred. Gains or losses on disposals are reflected in operations.

Financing costs are deferred and amortized on a straight-line basis over the term of the related debt agreement.

Impairment

Property and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When indicators of impairment are present, the Company evaluates the carrying amount of such assets in relation to the operating performance and future estimated undiscounted net cash flows expected to be generated by the assets or underlying businesses. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. The assessment of the recoverability of assets will be impacted if estimated future operating cash flows are not achieved. In the opinion of management, no assets were impaired as of December 31, 2003 or 2002.

Income Taxes

Deferred income taxes are provided for temporary differences between the financial reporting basis and tax basis of assets and liabilities.

Pre-Opening Costs

The costs of start-up activities, including organization costs and new emission testing station openings, are expensed as incurred.

Advertising Costs

Advertising costs are expensed as incurred. Advertising expense totaled $11,584 in 2003 and $10,694 in 2002.

F - 10

Fair Value of Financial Instruments

The carrying amounts of cash, accounts payable and accrued liabilities approximate fair value because of the short-term nature of these accounts. Management believes the carrying amount of its long-term debt payable to stockholder approximates fair value, as it believes the Company would have to pay the same or similar interest rates to obtain similar debt instruments.

Derivative Financial Instruments

Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS 133), as amended by Statement of Financial Accounting Standards No. 137, Accounting for Derivative Instruments and Hedging Activities – Deferral of the Effective Date of FASB Statement 133, and Statement of Financial Accounting Standards No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, establishes accounting and reporting standards for derivative financial instruments and hedging activities related to those instruments, as well as other hedging activities. It requires an entity to recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value.

The Company does not utilize derivative financial instruments. The Company’s convertible debentures (see Note 6) are not considered to be derivatives because, pursuant to SFAS 133, the conversion option is indexed to the Company’s own common stock and a separate instrument with the same terms would be classified in stockholders’ deficit in the balance sheet.

Net Loss Per Share

The net loss per share computations for 2003 and 2002 reflect, respectively, 16,270,619 of SKTF outstanding common stock and 7,142,857 shares of Speedemissions outstanding common stock (see Note 1).

Basic net loss per share is computed by dividing the net loss for the period by the weighted-average number of SKTF common shares outstanding for the period. Diluted net loss per share is computed by dividing the net loss for the period by the weighted average number of common and potential common shares outstanding during the period, if the effect of the potential common shares is dilutive. As a result of the Company’s net losses, all potentially dilutive securities would be antidilutive and are excluded from the computation of diluted loss per share.

The following table lists the number of shares of common stock, which could be issued related to all potentially dilutive securities as of December 31, 2003 and 2002:

	2003	2002
Convertible debentures	-	3,571,429
Options	430,000	-
Warrants	130,000	-

	560,000	3,571,429

The convertible debentures and warrant were exercisable into shares of Speedemissions common stock; however, on October 9, 2003 the various agreements were amended to provide for the exercise of the convertible debentures and warrant into shares of SKTF common stock. The options are exercisable into shares of SKTF common stock.

F - 11

Cash and Cash Equivalents

Cash and cash equivalents include cash and highly liquid investments that are readily convertible into cash and have a maturity of ninety days or less when purchased. At times, cash and cash equivalent balances may exceed federally insured amounts. The Company believes it mitigates risks by depositing cash and investing in cash equivalents with major financial institutions.

Regulatory Impact

The current and future demand for the Company’s services is substantially dependent upon federal, state, local and foreign legislation and regulations mandating air pollution controls and emissions testing. If any or all of these governmental agencies should change their positions or eliminate or revise their requirements related to air pollution controls and emissions testing (including a shift to centralized facilities versus decentralized facilities), the Company could experience a significant adverse impact on its financial position and results of operations.

Accounting for Stock-Based Compensation

The Company applies Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25), and related interpretations in accounting for stock options. The Company has adopted only the disclosure provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS 123), as amended by statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation – Transition and Disclosure, in accounting for stock options and does not recognize compensation expense under the fair value provisions of SFAS 123. If the Company had elected to recognize compensation expense based upon the fair value at the date of grant for awards under its plan consistent with the methodology prescribed by SFAS 123, the Company’s net loss and net loss per share would have been as follows:

	2003	2002

Net loss, as reported	$(1,479,193)	$(608,880)

Deduct: total stock-based employee compensation expense
determined under the fair value method for all awards, net of
related tax effects	(4,480)	-

Pro forma net loss	$(1,483,673)	$(608,880)

Loss per share:
Basic and diluted , as reported	$(0.16)	$(0.09)
Basic and diluted, pro forma	$(0.16)	$(0.09)

The fair value of the options has been determined using the Black-Scholes option-pricing model with the following assumptions: risk-free interest rates of 5.00%; expected lives of 3 years; expected volatility of 3.50%; and no dividend yield.

F - 12

Recently Issued Accounting Standards

Statement of Financial Accounting Standards No. 150, Accounting for Certain Financial Instruments with Characteristics of both Debt and Equity (SFAS 150), was issued in May 2003. SFAS 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both debt and equity. SFAS 150 does not apply to features that are embedded in a financial instrument that is not a derivative in its entirety. SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003 and otherwise is effective at the beginning of the first interim period subsequent to June 15, 2003. The effective date for certain provisions regarding mandatorily redeemable noncontrolling interests has been deferred indefinitely. The Company’s adoption of SFAS 150 has not had a material impact on its consolidated financial statements.

Statement of Financial Accounting Standards No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities (SFAS 149), was issued in April 2003. SFAS 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments imbedded in other contracts. SFAS 149 is generally effective for contracts entered into or modified after June 30, 2003. The Company’s adoption of SFAS 149 has not had a significant impact on its consolidated financial statements.

Statement of Financial Accounting Standards No. 146, Accounting for Costs Associated with Exit or Disposal Activities (SFAS 146), was issued in June 2002. SFAS 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. SFAS 146 is effective for exit or disposal activities that are initiated after December 31, 2002. The Company’s adoption of SFAS 146 has not had a significant impact on its consolidated financial statements.

Statement of Financial Accounting Standards No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Correction (SFAS 145), was issued in April 2002. SFAS 145 provides for the rescission of several previously issued accounting standards, new accounting guidance for the accounting for certain lease modifications and various technical corrections that are not substantive in nature to existing pronouncements. The Company’s adoption of SFAS 145 has not had a significant impact on its consolidated financial statements.

In November 2002, the Financial Accounting Standards Board (FASB) issued Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (FIN 45). FIN 45 elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. FIN 45 also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The disclosure requirements in FIN 45 are currently effective; the initial recognition and measurement provisions are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The Company’s adoption of FIN 45 has not had a significant impact on its consolidated financial statements.

In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities (FIN 46) which was revised in December 2003. FIN 46 addresses consolidation by business enterprises of variable interest entities, as defined in FIN 46; it applies to interest in special-purpose entities for periods ending after December 15, 2003. For interests in entities other than special-purpose entities, FIN 46 is applicable at various dates through 2004 and 2005. The Company does not expect FIN 46 to have a significant impact on its consolidated financial statements.

F - 13

 Note 3: Factors Affecting Operations

The Company is a start-up enterprise with limited operations and has not generated significant amounts of revenue. The Company incurred net losses in 2003 and 2002 and had a deficit in working capital of $1,216,368 (including $915,000 in long-term debt payable to related parties) and a deficit in stockholders’ equity of $695,791 at December 31, 2003. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The future success of the Company is contingent upon, among other things, the ability to: achieve and maintain satisfactory levels of profitable operations; obtain and maintain adequate levels of debt and/or equity financing; and provide sufficient cash from operations to meet current and future obligations.

The Company has prepared financial forecasts which indicate that, based on its current business plans and strategies, it anticipates that it will achieve profitable operations and generate positive cash flows in the next few years. However, the ultimate ability of the Company to achieve these forecasts and to meet the objectives discussed in the preceding paragraph cannot be determined at this time. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Note 4: Property and Equipment

Property and equipment at December 31, 2003 and 2002 were as follows:

	2003	2002

Land	$240,000	$240,000
Building	10,000	10,000
Emission testing equipment	316,841	316,841
Furniture, fixtures and office equipment	10,922	6,399
Leasehold improvements	155,708	111,826

	733,471	685,066
Less accumulated depreciation and amortization	224,219	127,660

	$509,252	$557,406

Depreciation and amortization expense associated with property and equipment totaled $95,963 in 2003 and $59,120 in 2002.

At December 31, 2003, approximately $86,000 of emission testing equipment represented equipment held for use in future emission testing stations.

F - 14

Note 5: Deferred Financing Costs

Deferred financing costs at December 31, 2003 and 2002 were as follows:

	2003	2002

Deferred financing costs	$145,500	$112,500
Less accumulated amortization	145,500	33,987

	$-	$78,513

Amortization expense associated with deferred financing costs totaled $60,486 in 2003 and $31,613 in 2002. In addition, the Company expensed unamortized deferred financing costs totaling $51,027 in 2003 upon the conversion of its convertible debentures.

F - 15

Note 6: Long-Term Debt Payable to Related Parties

Long-term debt payable to related parties at December 31, 2003 and 2002 was as follows:

	2003	2002
7% convertible debentures payable to GCA Fund issued pursuant to a securities purchase agreement dated May 2, 2002; interest payable quarterly; principal payable in single installments at the maturity dates; secured by certain assets of the Company pursuant to a security agreement dated June 11, 2003 (see below)	$-	$ 750,000
7% convertible debenture payable to GCA Fund issued pursuant to a securities purchase agreement dated April 24, 2001; interest payable quarterly; principal payable in single installment at the maturity date of April 24, 2003 (see below); secured by certain assets of the Company	-	250,000
$300,000 promissory note payable to GCA Fund; interest payable quarterly at 10%; principal payable in single installment at maturity date of April 24, 2004; secured by certain assets of the Company	300,000	300,000
$225,000 promissory note payable to GCA Fund; interest payable quarterly at 10%; principal payable in single installment at maturity date of April 24, 2004; secured by certain assets of the Company	225,000	225,000
$125,000 promissory note payable to V2R; interest (10% annually starting January 1, 2004) (face amount of note approximated the discounted amount at date of issuance) and principal payable in three installments at maturity dates of January 1, April 1 and June 1, 2004; secured by substantially all assets of the Company; subordinated to the security interests of GCA Fund	125,000	-
$265,000 promissory notes payable to an entity controlled by the Company’s president; interest (5% annually) and principal payable at maturity dates ranging from April 2004 through June 2004; unsecured	265,000	-

	915,000	1,525,000
Less current portion	-	775,000

	$915,000	$750,000

F - 16

On May 2, 2002, the Company entered into a securities purchase agreement (the 2002 agreement) with GCA Fund, pursuant to which GCA Fund agreed to purchase certain convertible debentures of the Company. The 2002 agreement contemplated the purchase by GCA Fund (on or before May 2, 2004) of up to an aggregate principal amount of $1,200,000 of 7% convertible debentures at a price equal to 100% of the principal amount. Subsequent to the issuance of the initial convertible debenture at a price of $300,000, the maximum amount of any one convertible debenture was $150,000. As of December 31, 2002, the Company had issued a total of $750,000 of convertible debentures under the 2002 agreement, with principal amounts and maturity dates as follows: $300,000 due May 2, 2004; $150,000 due July 16, 2004; $150,000 due September 30, 2004; and $150,000 due December 19, 2004. During 2003, the Company issued four additional convertible debentures, as follows: $150,000 due March 31, 2005; $100,000 due September 11, 2005; $150,000 due August 6, 2005; and $50,000 due November 27, 2005.

On April 24, 2001, the Company entered into a securities purchase agreement (the 2001 agreement) with GCA Fund, pursuant to which GCA Fund purchased a $250,000 7% convertible debenture of the Company at a price equal to 100% of the principal amount. The convertible debenture had an original maturity date of April 24, 2003 but was not repaid on that date. On September 2, 2003, the Company and GCA Fund agreed to extend the maturity date to April 24, 2004.

The debentures issued under the 2002 agreement and the 2001 agreement (together, the agreements) were convertible, at the option of GCA Fund, into shares of common stock of Speedemissions. The conversion price was equal to the lesser of (a) $0.28 or (b) 80% of the trading price of the common stock over a ten day period, as defined in the agreements. The conversion price was subject to adjustment in certain circumstances as outlined in the agreements. The Company and GCA Fund amended the agreements to provide for the conversion of the debentures into shares of SKTF common stock.

In the opinion of management, the fair value of the common stock of the Company on the issuance dates of each convertible debenture was less than or equal to the conversion price; thus, the convertible debentures did not contain beneficial conversion features. Furthermore, management believes that the value of the conversion feature in each convertible debenture was not significant and thus allocated no proceeds from the issuance of the convertible debentures to the conversion feature.

Under the agreements, the convertible debentures were redeemable, at the option of the Company, as long as there was no event of default, as defined. The redemption price was equal to the greater of 105% of the principal amount of all outstanding convertible debentures, plus accrued interest, or the number of shares of common stock into which the debentures are convertible times the average trading price of the common stock, as defined in the agreements. The redemption price was subject to adjustment in certain circumstances as outlined in the agreements.

Additionally, the convertible debentures were mandatorily redeemable, at the option of GCA Fund, under certain circumstances as outlined in the agreements, including but not limited to a change in control or a financing event, as defined.

The agreements also contained provisions granting GCA Fund certain registration rights, including liquidating damages and other rights if certain provisions of the registration rights agreement are not adhered to by the Company; provisions limiting the conversion rights of GCA Fund under specified circumstances; and provisions containing financial and nonfinancial covenants to which the Company must adhere.

On December 18, 2003, the combined principal amount of $1,450,000 and accrued interest amount of approximately $135,000 outstanding under the agreements were converted into 5,670,619 shares of the Company's common stock at an exchange rate of $0.28 per common share.

F - 17

Under the 2002 agreement, the Company was subject to a commitment fee of 1% of any portion of the commitment not used; if the Company cancelled any unused portion of the commitment, it was subject to a commitment fee of 1% of the cancelled amount. However, since the full face value of the debenture was drawn by the Company, there is no commitment fee obligation. Also, the Company was generally required to pay a broker fee equal to a specified percentage of each convertible debenture to an affiliate of GCA Fund; amounts incurred under this requirement totaled $18,000 in 2003 and $90,000 in 2002. These amounts were being amortized as financing costs over the lives of the respective debentures through the date of the conversion, at which time the unamortized portion of approximately $51,000 was expensed.

The $300,000 and $225,000 promissory notes payable are mandatorily redeemable, at the option of GCA Fund, under certain circumstances as outlined in the note payable agreements, including but not limited to a change in control, as defined. The promissory note payable agreements contain certain financial and nonfinancial covenants to which the Company must adhere. Under the $225,000 promissory note payable agreement, the Company was required to pay an investment advisor fee of $22,500 to an affiliate of GCA Fund in 2001. Such amount was fully amortized at December 31, 2003.

At December 31, 2003, the Company had made no interest payments to GCA Fund and thus was not in compliance with the applicable interest payment provisions of the securities purchase agreements or the promissory note payable agreements; however, the Company obtained a waiver from GCA Fund regarding such noncompliance.

Note 7: Income Taxes

As of December 31, 2003, the Company had net operating loss (NOL) carryforwards of approximately $3,175,000 that may be used to offset future taxable income. If not utilized, the NOL carryforwards will expire at various dates through 2023.

Differences between the income tax benefit reported in the statements of operations for 2003 and 2002 and the amount determined by applying the statutory federal income tax rate (34%) to the loss before income taxes were as follows:

	2003	2002
Expected rate	(34.0)%	(34.0)%
State income taxes, net of federal deduction	(4.0)	(4.0)
Valuation allowance	38.0	38.0

	-%	-%

Noncurrent deferred income tax assets at December 31, 2003 and 2002 consisted of the following:

	2003	2002
Net operating loss carryforwards	$1,200,000	$675,000
Less valuation allowance	(1,200,000)	(675,000)

Net deferred tax asset	$-	$-

F - 18

A valuation allowance was established for the tax benefit of the NOL carryforwards for which realization was not considered more likely than not. At December 31, 2003 and 2002, the valuation allowance was adjusted such that no net deferred tax assets were recognized. The valuation allowance totaled $453,000 at December 31, 2001.

Note 8: Leasing Activities

Operating Leases

The Company leases office space and land and buildings for certain of its emission testing stations. The leases generally require that the Company pay taxes, maintenance and insurance. The leases for the emission testing stations are renewable, at the option of the Company, for specified periods. Management expects that, in the normal course of business, leases that expire will be renewed or replaced by other leases. Certain of the leases have been personally guaranteed by the president of the Company.

Certain of the above leases contain scheduled base rent increases over the terms of the leases. The total amount of base rent payments is charged to expense on a straight-line basis over the lease terms. At December 31, 2003, the excess of rent expense over cash payments was approximately $13,000. Such amount is included in accounts payable and accrued liabilities in the accompanying 2003 consolidated balance sheet. At December 31, 2002, the excess of rent expense over cash payments was not significant.

Future minimum rental payments required under the noncancelable operating leases were as follows at December 31, 2003:

Year Ending December 31

2004	$117,990
2005	83,242
2006	66,528
2007	33,542

$301,302

Rent expense under all operating leases totaled $167,457 in 2003 and $77,776 in 2002.

Lease Revenue

The Company leased certain emission testing equipment to an unrelated party under an operating lease, which expired in February 2003. At December 31, 2002, such equipment had a cost of $21,000. The equipment had accumulated depreciation of $10,500 at December 31, 2002. The equipment is included in property and equipment on the accompanying consolidated 2002 balance sheet. The Company is depreciating the equipment on a straight-line basis over its estimated useful life of five years.

F - 19

Note 9: Equity

SKTF

Preferred Stock

SKTF is authorized to issue 5,000,000 shares of $.001 par value preferred stock. No terms or conditions have been established for any preferred stock, which may be established and the stock issued by the Board of Directors without further shareholder approval.

Common Stock

SKTF is authorized to issue 100,000,000 shares of $.001 par value common stock, of which 16,270,619 shares were issued and outstanding as of December 31, 2003 (see Note 1).

Stock Issued for Services

In 2003, SKTF issued stock in exchange for legal and consulting services rendered in the form of 600,000 shares of common stock. Of such amount, 300,000 shares were issued to The Lebrecht Group, APLC, an existing minority stockholder, and 300,000 shares were issued to designees of V2R. The shares were issued at no cost to the recipients and the Company recognized approximately $120,000 in general and administrative expense related to the issuance.

Stock Option Plan

SKTF’s board of directors and stockholders approved a stock option plan, effective June 1, 2001, pursuant to which 1,000,000 shares of common stock have been reserved for issuance under the plan.

On October 2, 2003 the Company issued options to purchase up to 400,000 shares of SKTF common stock at an exercise price of $2.00 per share. No stock-based employee compensation cost was recorded related to these options as the options granted had an exercise price greater than the market value of the underlying common stock on the date of grant.

On December 19, 2003, the 400,000 options granted on October 2, 2003, were cancelled and immediately re-issued with an exercise price of $.25 per share and an expiration date of December 18, 2013. Of the 400,000 options, 100,000 vested immediately with the remaining options vesting in three equal increments on October 1, 2004, 2005 and 2006, respectively. Since the options were cancelled and reissued without allowing a six-month period to elapse, the 400,000 options granted on December 19, 2003 have been reclassified as variable rather than fixed stock options. The accounting treatment for variable stock options requires that compensation expense be calculated at each reporting date based on the change in intrinsic value since the last reporting date. This treatment is required until the options are exercised, forfeited or they expire. In accordance with this requirement the Company recorded $5,360 in compensation expense during 2003.

On December 19, 2003, the Company granted 30,000 options to its directors for services provided with an exercise price of $.25 per share and an expiration date of December 18, 2013. All of the 30,000 options vested immediately. No stock-based employee compensation cost has been recorded in the accompanying 2003 consolidated statement of operations related to these options as the options granted had an exercise price equal to the fair value of the underlying common stock on the date of grant.

F - 20

As of December 31, 2003, options to purchase a total of 430,000 shares had been granted under this plan and options to purchase 130,000 shares were exercisable. The weighted-average remaining contractual life in years was 9.97 at December 31, 2003.

Speedemissions

Preferred Stock

Speedemissions is authorized to issue 10,000,000 shares of $.01 par value preferred stock. No terms or conditions have been established for any preferred stock, which may be established and the stock issued by the Board of Directors without further shareholder approval.

Common Stock

Speedemissions is authorized to issue 40,000,000 shares of $0.01 par value common stock, of which 7,142,857 shares were issued and outstanding as of December 31, 2002. Subsequent to the reverse acquisition effective as of June 16, 2003 (see Note 1), all such shares are held by SKTF.

Speedemissions had reserved 10,000,000 shares of common stock for issuance to GCA Fund upon conversion of the convertible debentures issued to GCA Fund pursuant to the 2002 agreement (see Note 6). Effective with the June 16, 2003 reverse acquisition with SKTF, this conversion obligation was assumed by SKTF and accordingly 5,670,619 of SKTF common stock was issued in the December 18, 2003 debenture conversion (see Note 6).

Stock Option Plan

In December 2000, the Company adopted the Emissions Testing, Inc. 2000 Stock Option Plan (the 2000 stock option plan). The plan permitted the issuance of incentive stock options, options other than incentive stock options, reload options, restricted shares of common stock and stock appreciation rights. No options or other instruments were granted under the 2000 stock option plan; upon the March 19, 2002 merger discussed in Note 1, the 2000 stock option plan was terminated.

Warrant

As discussed in Note 1, in connection with the acquisition of Speedemissions by SKTF, Speedemissions agreed to issue a warrant to V2R. The warrant entitles V2R to purchase 130,000 shares of Speedemissions common stock at an exercise price of $.01 per share. Speedemissions did not assign a value to the warrant upon issuance as the value was deemed immaterial.

Of the total shares subject to the warrant, 25,000 shares were exercisable upon execution of the agreement effective June 16, 2003. The remaining shares are exercisable based on the achievement of certain milestones by V2R in raising additional equity capital for Speedemissions. As of December 31, 2003, 25,000 shares were exercisable and no shares had been exercised under the warrant.

F - 21

The warrant has a net exercise provision and contains, among other things, antidilution provisions and registration rights. Additionally, if Speedemissions has not closed on an initial public offering by February 11, 2006, Speedemissions is required to redeem the warrant at a price equal to $1.50 times the number of exercisable shares. On October 9, 2003, the warrant was amended to provide for the exercise of the warrant in exchange for shares of SKTF common stock; the terms of such exercise are identical to the previous exercise terms.

Note 10: Consulting Agreements

As discussed in Note 1, in connection with the acquisition of Speedemissions by SKTF, Speedemissions entered into a consulting agreement with V2R. Speedemissions also has a note payable to the entity (see Note 6) and has issued a warrant to the entity (see Note 9).

Pursuant to the consulting agreement, Speedemissions agreed to pay V2R a consulting fee of $8,334 per month, effective June 1, 2003. Additionally, Speedemissions agreed to pay the entity a transaction fee generally equal to 5% of the gross transaction amount of an equity transaction, as defined in the agreement. The agreement has a thirty-six month term, which term relies on the ability of Speedemissions to raise additional capital, and will automatically renew for successive twelve-month periods unless terminated by either party. If Speedemissions terminates the agreement, it will nevertheless be subject to a minimum consulting fee of $150,000. During the year ended December 31, 2003, the Company paid a total of approximately $44,000 under the consulting agreement. Approximately $18,300 of this amount was accrued and payable as of December 31, 2003.

Effective January 1, 2004, the consulting agreement was cancelled and replaced, by mutual agreement of the Company and V2R, with a new agreement. The new agreement continues for 30 months at a consulting fee of $8,334 per month. The new agreement grants V2R warrants to purchase 100,000 shares of the Company's common stock at $0.25 per share. The warrants vest in two increments of 50,000 on January 1, 2005 and 2006, respectively. The Company plans to recognize consulting services expense associated with the warrants in accordance with SFAS 123. Additionally, V2R can earn success fees calculated using the Lehman Formula, as defined, for merger and acquisition and strategic alliance or partnership agreements arranged by the entity. The Lehman Formula calculation assigns, respectively, 5%, 4%, 3% and 2% fees to the first and each succeeding $1,000,000 increment of transaction value. Any transaction value greater than $4,000,000 uses 1% for purposes of fee calculation.

Effective December 1, 2003 , the Company entered into an agreement with a public relations firm to issue stock in exchange for consulting services to be rendered by the public relations firm during the period from December 1, 2003 to May 31, 2004. The Company will issue a total of 450,000 shares of its common stock over the term of this agreement. As of December 31, 2003, no shares had been issued under the agreement. During 2003, the Company recognized $18,750 in general and administrative expenses related to this agreement.

Note 11: Contingencies

The Company is involved in various proceedings and litigation arising in the ordinary course of business. While any proceeding or litigation has an element of uncertainty, the Company believes that the outcome of any lawsuit or claim that is pending or threatened, or all of them combined, will not have a material adverse effect on its consolidated financial position or results or operations.

F - 22

Note 12: Subsequent Events

On January 5, 2004, the Company granted 55,000 stock options to three of its employees. All of the options carried an exercise price of $.40, vested as of the date of the grant and expire January 4, 2014.

On January 7, 2004, the Company issued 180,000 shares of its common stock under the terms of its consulting agreement with a public relations firm (see note 10).

On January 18, 2004, the Company and GCA Fund agreed to convert the principal amount of the $225,000 promissory note (see Note 6) and accrued interest amount of approximately $55,000 outstanding into 1,001,560 shares of the Company's common stock at an exchange rate of $0.28 per common share.

On January 21, 2004, the Company completed a private placement of 2,500 shares of its Series A Convertible Preferred Stock (the Preferred Stock) and 2,500,000 common stock purchase warrants (the Warrants) to GCA Strategic Investment Fund Limited, an existing affiliate shareholder of the Company, in exchange for gross proceeds to the Company of $2,500,000. Net proceeds to the Company after the payment of an advisors fee and offering expenses was $2,234,000.

The Preferred Stock pays a dividend of 7% per annum, and each share of Preferred Stock is convertible into 1,000 shares of the Company’s common stock, or 2,500,000 shares of common stock in the aggregate. The Warrants are exercisable for a period of five years at an exercise price of $1.25 per share of common stock to be acquired upon exercise.

On January 21, 2004, the Company completed the acquisition of all of the assets of the businesses known and operated as Procam Emissions and Georgia Emissions (the Acquired Assets). The Acquired Assets constitute all of the business assets of five emissions testing stations in the Atlanta, Georgia area, which the Company intends to continue to operate under the Speedemissions name.

In exchange for the Acquired Assets, the Company paid the purchase price of $1,250,000 in cash (the Purchase Price) to the sellers, NRH Enterprises, Inc. and Holbrook Texaco, Inc. (each a Seller and collectively the Sellers). The Sellers are unrelated parties to the Company and its affiliates. The Purchase Price was paid in cash by the Company using funds raised in its recent private placement of $2,500,000.

On January 30, 2004, the Company completed the acquisition of all of the assets of the businesses known and operated as $20 Emission (the $20 Acquired Assets). The $20 Acquired Assets constitute all of the business assets of seven emissions testing stations in the Atlanta, Georgia area, which the Company intends to continue to operate under the Speedemissions name.

In exchange for the $20 Acquired Assets, the Company paid the purchase price of $1,000,000 in cash (the Cash Purchase Amount) and issued an aggregate of 956,318 shares of Company common stock (the Stock Purchase Shares and, together with the Cash Purchase Amount, the Purchase Price) to the sellers, Twenty Dollar Emission, Inc. and Kenneth Cameron (each a Seller and collectively the Sellers), and the Sellers designee. The Cash Purchase Amount and 622,985 of the Stock Purchase Shares were paid to the Sellers’ lender, Global Capital Funding Group, LP (Global), who is an affiliate of the Company and Kenneth Cameron is a former employee of the Company, whose services were retained by the Company after the purchase of $20 Emission. The Cash Purchase Amount was paid in cash by the Company using funds raised in its recent private placement of $2,500,000.

F - 23

After taking into consideration the acquisitions mentioned above, the Company operated sixteen emissions testing stations in the Atlanta, Georgia and Houston, Texas metropolitan areas as of February 20, 2004.

During January 2003, through an entity controlled by the president of the Company, proceeds of $50,000 were received by the Company under three separate promissory notes which carry interest at 5% and are due to be repaid between June 30 and July 28, 2004.

On February 18, 2004, in accordance with authorization by the board of directors on January 21, 2004, the Company issued 900,000 warrants to purchase shares of the Company's common stock to its president. Each warrant entitles the president to purchase one share of common stock. The exercise price for 450,000 of the warrants is $0.75, with the remaining 450,000 having an exercise price of $1.05. Each of the two separately priced warrant issues expire on February 17, 2009 and each vest 150,000 warrants as immediately exercisable with the remaining 300,000 vesting in two equal parts of 150,000 warrants on January 1, 2005 and January 1, 2006.

Subsequent to December 31, 2003, the Company offered for sale to qualified investors 1,000,000 security units. Each security unit consisted of two shares of the Company's common stock and a warrant to purchase a share of the Company's common stock at the closing bid price for the Company's common stock on the subscription date. The Company is to receive $.50 for each unit subscribed. The Company has received subscriptions for 855,000 units, which represents $427,500 in proceeds to the Company, less consulting fees of approximately $21,000. All amounts subscribed have been collected by the Company. Upon completion of these subscriptions the Company will issue a total of 1,710,000 shares of its common stock and 855,000 warrants. The Company does not anticipate receiving more subscriptions and considers this offering closed.

* * * * *

F - 24

Speedemissions, Inc.
(Accounting and Reporting Successor to SKTF Enterprises, Inc. - see Note 1)
Condensed Consolidated Balance Sheet
June 30, 2004
(Unaudited)

Assets
Current assets:
Cash	$72,121
Other current assets	68,403
Total current assets	140,524

Property and equipment, at cost less accumulated depreciation and amortization	1,096,446
Goodwill	1,902,590
Other assets	48,084
$3,187,644

Liabilities and Stockholders' Equity

Current liabilities:
Debt payable to related parties	$383,334
Accrued interest on debt payable to related parties	92,310
Current portion of capitalized lease obligation	60,040
Accounts payable and accrued liabilities	483,024
Total current liabilities	1,018,709

Capitalized lease obligation, less current portion	47,113
Commitments and contingencies
Stockholders' equity:
Preferred stock, $.001 par value, 5,000,000 shares authorized, 2,500 shares issued and outstanding	3
Common stock, $.001 par value, 100,000,000 shares authorized, 22,376,219 shares issued and outstanding	22,376
Additional paid-in capital	8,266,645
Accumulated deficit	(6,167,201)
Total stockholders' equity	2,121,823
$3,187,644

See accompanying notes to condensed consolidated financial statements.

F-25

Speedemissions, Inc.
(Accounting and Reporting Successor to SKTF Enterprises, Inc. - see Note 1)
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2004	2003	2004	2003
Revenue	$748,608	$156,901	$1,367,005	$321,021

Costs and expenses:
Cost of emissions certificates	230,343	41,401	415,751	86,800
General and administrative expenses	1,519,376	453,114	3,171,933	684,545

Loss from operations	(1,001,111)	(337,614)	(2,220,679)	(450,324)
Interest expense	16,908	36,063	35,839	69,500

Loss before income tax benefit	(1,018,019)	(373,677)	(2,256,518)	(519,824)
Income tax benefit	-	-	-	-

Net loss	$(1,018,019)	$(373,677)	$(2,256,518)	$(519,824)

Basic and diluted net loss per share	$(0.05)	$(0.05)	$(0.11)	$(0.07)

Weighted average shares outstanding, basic and diluted	20,786,921	7,582,417	19,919,019	7,363,851

See accompanying notes to condensed consolidated financial statements.

F-26

Speedemissions, Inc.
(Accounting and Reporting Successor to SKTF Enterprises, Inc. - see Note 1)
Condensed Consolidated Statements of Cash Flows
For the Six Months Ended June 30, 2004 and 2003
(Unaudited)

	2004	2003
Cash flows from operating activities:
Net loss	$(2,256,518)	$(519,824)
Adjustments to reconcile net loss
to net cash used in operating activities:
Depreciation and amortization	113,690	77,523
Stock issuance expense	1,233,612	-
Stock issued for services	226,762	-
Stock option expenses	31,070	-
Acquisition fee	-	125,000
Changes in assets and liabilities:
Other current assets	42,686	(2,389)
Other assets	(36,759)	4,358
Accrued interest on debt payable to related parties	28,927	63,875
Accounts payable and accrued liabilities	269,633	(17,940)
Net cash used in operating activities	(346,897)	(269,397)
Cash flows from investing activities:
Acquisition of businesses	(2,376,015)	-
Net purchases of property and equipment	(147,303)	(25,736)
Net cash used in investing activities	(2,523,318)	(25,736)
Cash flows from financing activities:
Proceeds from issuance of convertible preferred stock to related party	2,500,000	-
Proceeds from issuance of convertible debt to related party	-	250,000
Proceeds from issuance of common stock and warrants	712,500	-
Proceeds from promissory note payable to related party	50,000	-
Payments on prommissory notes	(41,666)	-
Payments on capitalized leases	(21,729)	-
Financing costs	(266,000)	(15,000)
Net cash provided by financing activities	2,933,105	235,000
Net increase (decrease) in cash	62,890	(60,133)
Cash at beginning of period	9,231	136,805
Cash at end of period	$72,121	$76,672

Supplemental Disclosure of Cash Flow Information
Cash paid during the period for interest	$-	$-
Cash paid during the period for taxes	$-	$-

In the six months ended June 30, 2004, $540,000 of promissory notes plus accrued interest of approximately $64,000 was converted into 2,024,996 shares of Speedemissions, Inc. common stock.

See accompanying notes to condensed consolidated financial statements.

F-27

Speedemissions, Inc.
(Accounting and Reporting Successor to SKTF Enterprises, Inc.)
Notes to Condensed Consolidated Financial Statements

June 30, 2004
(Unaudited)

Note 1: Basis of Presentation

Emissions Testing, Inc. (Emissions Testing) was incorporated on May 5, 2000 under the laws of the state of Georgia for the primary business purpose of opening, acquiring, developing and operating vehicle emission testing stations. On June 1, 2000, Emissions Testing entered into an agreement with GCA Strategic Investment Fund Limited (GCA Fund), pursuant to which GCA Fund agreed to purchase certain convertible debentures of Emissions Testing. On January 31, 2001, GCA Fund elected to immediately convert all outstanding convertible debentures plus outstanding accrued interest into 3,553,137 shares of Emissions Testing common stock. As of March 19, 2002, GCA Fund owned approximately 85% of the outstanding common stock of Emissions Testing.

In March 2001, the president of Emissions Testing formed, and was the sole stockholder in, SE Testing, Inc. (SE Testing) (initially known as Speedemissions, Inc.) to acquire a building and lease such building to Emissions Testing to house an emission testing station. Funds utilized to acquire the building were obtained from GCA Fund in the form of a promissory note payable (see Note 5). SE Testing subsequently formed Speedemissions, LLC, a dormant subsidiary.

Effective as of March 19, 2002, Emissions Testing, SE Testing and Speedemissions, LLC merged, with SE Testing the surviving entity; SE Testing then changed its name to Speedemissions, Inc. Subsequent to the merger, GCA Fund owned 86% of the outstanding common stock of Speedemissions, Inc., the president of Speedemissions, Inc. (who was the president of Emissions Testing) owned 7% of the outstanding common stock and two other stockholders in Emissions Testing each owned 3.5% of the outstanding common stock.

Since GCA Fund had the controlling ownership interest in the pre merger Emissions Testing and also had the controlling ownership interest in the post merger Speedemissions, Inc., there was no change in the control group. This fact, together with the nature of the relationship between GCA Fund, SE Testing and Speedemissions, LLC and the involvement of the president of SE Testing with Emissions Testing, indicated that the merger should be accounted for at historical cost, using the carryover basis of accounting, in a manner similar to a pooling of interests. Accordingly, the accounts of Emissions Testing, SE Testing and Speedemissions, LLC were combined as of and from January 1, 2001 as if the merger had occurred on that date.

Effective as of June 16, 2003, Speedemissions, Inc. (Speedemissions or the Company) entered into an acquisition agreement with SKTF Enterprises, Inc. (SKTF). Pursuant to the acquisition agreement, SKTF acquired all of the outstanding common stock of Speedemissions in exchange for 9,000,000 shares of SKTF common stock, which were issued to the stockholders of Speedemissions. Accordingly, Speedemissions became a wholly owned subsidiary of SKTF. Subsequent to the acquisition, GCA Fund owned 78% of the 10,000,000 shares of outstanding common stock of SKTF, the president of Speedemissions owned 6%, the other stockholders of Speedemissions owned 6% and the existing stockholders of SKTF owned 10% (see Note 6).

F-28

SKTF was a development stage company that had not begun operations, thus SKTF had no revenues. SKTF had a minimal amount of assets and liabilities. For accounting purposes, Speedemissions was viewed as the acquiring entity and had accounted for the transaction as a reverse acquisition. The SEC staff’s accounting and reporting guidance indicates that the merger of a private operating company into a nonoperating public shell corporation with nominal net assets is in substance a capital transaction rather than a business combination. That is, the transaction is equivalent to the private company issuing common stock for the net monetary assets of the shell corporation, accompanied by a recapitalization.

The accumulated deficit of Speedemissions has been carried forward after the acquisition. Results of operations subsequent to the date of acquisition reflect the combined results of operations of Speedemissions and SKTF. Operations for periods prior to the acquisition are those of Speedemissions. Assets and liabilities of Speedemissions and SKTF were combined at their historical cost carrying amounts at the date of acquisition.

In connection with the acquisition, Speedemissions agreed to pay an acquisition fee of $225,000 to V2R, LLC (V2R), an entity controlled by an existing minority stockholder of SKTF. Such amount is included in general and administrative expenses in the 2003 consolidated statement of operations. Of this amount, $100,000 was paid in cash at the closing of the acquisition, with the balance due pursuant to the terms of a promissory note (see Note 5). Additionally, Speedemissions agreed to issue a warrant (see Note 6) to V2R to purchase 130,000 shares of Speedemissions common stock at an exercise price of $.01 per share (see Note 6) and entered into a consulting agreement with V2R that, among other things, provides for a monthly consulting fee and provides for a transaction fee generally equal to 5% of the gross transaction amount of an equity transaction, as defined in the agreement. During the quarter ended March 31, 2004, this agreement was cancelled and replaced by a new agreement (see Note 8).

For SEC reporting purposes, Speedemissions is treated as the continuing reporting entity that acquired a registrant, that is, as if Speedemissions were the legal successor to SKTF’s SEC reporting obligations as of the date of the acquisition.

Effective on September 5, 2003, SKTF Enterprises, Inc. changed its name to Speedemissions, Inc. For ease of reference, these notes and the accompanying condensed consolidated financial statements continue to refer to "SKTF" and "Speedemissions" in the context of their legal names prior to the September 5, 2003 name change.

SKTF’s common stock is registered with the Securities and Exchange Commission (SEC) and is presently listed for trading on the over the counter bulletin board under the symbol "SPEM"; previously "SKTE".

On January 21, 2004, the Company completed a private placement of 2,500 shares of its Series A Convertible Preferred Stock (the Preferred Stock) and 2,500,000 common stock purchase warrants (the Warrants) to GCA Strategic Investment Fund Limited, an existing affiliate shareholder of the Company, in exchange for gross proceeds to the Company of $2,500,000. Net proceeds to the Company after the payment of an advisors fee and offering expenses was $2,234,000.

On January 21, 2004, the Company completed the acquisition of all of the assets of the business known and operated as Procam Emissions and Georgia Emissions (the Acquired Assets). The Acquired Assets constitute all of the business assets of five emissions testing stations in the Atlanta, Georgia area, which the Company intends to continue to operate under the Speedemissions name.

F-29

In exchange for the Acquired Assets, the Company paid the purchase price of $1,250,000 in cash (the Purchase Price) to the sellers, NRH Enterprises, Inc. and Holbrook Texaco, Inc. (each a Seller and collectively the Sellers). The Sellers are unrelated parties to the Company and its affiliates. The Purchase Price was paid in cash by the Company using funds raised in its private placement of $2,500,000.

On January 30, 2004, the Company completed the acquisition of all of the assets of the businesses known and operated as $20 Emission (the $20 Acquired Assets). The $20 Acquired Assets constitute all of the business assets of seven emissions testing stations in the Atlanta, Georgia area, which the Company intends to continue to operate under the Speedemissions name.

In exchange for the $20 Acquired Assets, the Company paid the purchase price of $1,001,000 in cash (the Cash Purchase Amount) and issued an aggregate of 956,318 shares of Company common stock (the Stock Purchase Shares and, together with the Cash Purchase Amount, the Purchase Price) to the sellers, Twenty Dollar Emission, Inc. and Kenneth Cameron (each a Seller and collectively the Sellers), and the Sellers’ designee. The Cash Purchase Amount and 622,985 of the Stock Purchase Shares were paid to the Sellers’ lender, Global Capital Funding Group, LP (Global), who is an affiliate of the Company and Kenneth Cameron is a former employee of the Company, whose services were retained by the Company after the purchase of $20 Emission. The Cash Purchase Amount was paid in cash by the Company using funds raised in its private placement of $2,500,000.

On June 16, 2004, the Company completed the acquisition of all of the assets of the business known and operated as BB&S Emissions, LLC (the BB&S Acquired Assets). The Company paid the purchase price of $125,015 in cash and assumed $4,716 in capitalized lease obligation. The BB&S Acquired Assets constitute all of the business assets of an emissions testing station in the Atlanta, Georgia area, which the Company intends to continue to operate under the Speedemissions name.

As a result of the acquisitions mentioned above, plus the opening of two new stations and the closing of an existing station, the Company increased its number of emissions testing stations from five, as of December 31, 2003, to nineteen, as of June 30, 2004.

Note 2: Nature of Operations and Summary of Significant Accounting Policies

Nature of Presentation

The accompanying unaudited condensed consolidated financial statements include the accounts of Speedemissions and SKTF as discussed in Note 1. All significant intercompany accounts and transactions have been eliminated in consolidation.

The accompanying condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and in accordance with the SEC’s instructions applicable to Form 10-QSB interim financial information. In the opinion of management, such condensed consolidated financial statements include all adjustments, consisting of normal recurring adjustments, necessary to present fairly the financial position, results of operations and cash flows as of June 30, 2004 and for all periods presented. The results of operations presented in the accompanying condensed consolidated financial statements are not necessarily indicative of the results expected for the full fiscal year or for any future period.

The accompanying condensed consolidated financial statements do not include all of the information and disclosures required by accounting principles generally accepted in the United States of America for annual financial statements. Such interim condensed consolidated financial statements should be read in conjunction with SKTF’s 2002 and 2001 financial statements and notes thereto included in SKTF’s annual report on Form 10-KSB for the year ended December 31, 2002 and Speedemissions’ 2003 and 2002 financial statements and notes thereto included in Speedemission’s annual report on Form 10-KSB for the year ended December 31, 2003.

F-30

Nature of Operations

Speedemissions is engaged in opening, acquiring, developing and operating vehicle emission testing stations. The federal government and a number of state and local governments in the United States (and in certain foreign countries) mandate vehicle emission testing as a method of improving air quality.

As of June 30, 2004, the Company operated nineteen emissions testing stations, including sixteen stations in the metropolitan Atlanta, Georgia area and three stations in the metropolitan Houston, Texas area. The Company does business under the trade name Speedemissions. At its emissions testing stations, the Company uses computerized emissions testing equipment that tests vehicles for compliance with emissions standards; in the emissions testing industry, such stations are known as decentralized facilities. The Company utilizes "basic" testing systems that test a motor vehicle’s emissions while in neutral and "enhanced" testing systems that test a vehicle’s emissions under simulated driving conditions.

Use of Estimates in Financial Statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

Revenue is recognized as the testing services are performed. Under current state of Georgia law, the charge for an emission test is limited to $25.00 per vehicle, which is recorded by the Company as gross revenue. The cost of emissions certificates due to the state is approximately $6.95 per certificate and is shown separately in the accompanying condensed consolidated statements of operations. Under current state of Texas law, the charge for an emission test is generally limited to $39.50 per vehicle, which is recorded by the Company as gross revenue. The cost of emissions certificates due to the state varies between approximately $5.50 and $14.00 per certificate depending on the type of test and is shown separately in the accompanying condensed consolidated statements of operations. In some cases, in response to competitive situations, the Company has charged less than the statutory maximum revenue charges allowed.

The Company generally requires that the customer’s payment be made with cash, check or credit card; accordingly, the Company does not have significant levels of accounts receivable.

Under current Georgia and Texas laws, if a vehicle fails an emissions test, it may be retested at no additional charge during a specified period after the initial test, as long as the subsequent test is performed at the same facility. At the time of initial testing, the Company provides an allowance for potential retest costs, based on prior retest experience and information furnished by the states of Georgia and Texas, which is comprised mainly of the labor cost associated with performing a retest. When a retest is performed, the incremental cost of performing a retest is applied against the retest allowance. At June 30, 2004, the allowance for retest costs was insignificant.

In December 1999, the SEC staff released Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements (SAB 101), as amended. SAB 101 provides interpretive guidance on the recognition, presentation and disclosure of revenue in financial statements. In December 2003, the SEC staff released Staff Accounting Bulletin No. 104, Revenue Recognition (SAB 104), which revises portions of SAB 101. The Company believes its revenue recognition policies comply with SAB 101 and SAB 104.

F-31

Fair Value of Financial Instruments

The carrying amounts of cash and cash equivalents, accounts payable and accrued liabilities approximate fair value because of the short-term nature of these accounts. Management believes the carrying amounts of its debt payable to related parties and capital lease obligation approximate fair value, as it believes the Company would have to pay the same or similar interest rates to obtain similar debt instruments.

Accounting for Business Combinations

Statement of Financial Accounting Standards No 141, Business Combinations (SFAS 141), prescribes the accounting for all business combinations by, among other things, requiring the use of the purchase method of accounting. SFAS 141 was effective for the Company for business combinations consummated after June 30, 2001.

Goodwill

The Company has adopted Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (SFAS 142), which prescribes the accounting for all purchased goodwill and intangible assets. In accordance with SFAS 142, goodwill and certain intangible assets deemed to have an indefinite useful life are not amortized but tested for impairment upon adoption of SFAS 142 (January 1, 2002 for the Company) and annually thereafter and whenever an impairment indicator arises.

Goodwill is tested for impairment using a two-step process that begins with an estimation of the fair value of the specific reporting unit of the Company, as defined, to which the goodwill is attributable and a comparison of such fair value to the carrying amount of the reporting unit, including goodwill. If the carrying amount exceeds fair value, the second step is performed to measure the amount of the impairment loss, which equals the amount by which the carrying amount of the reporting unit goodwill exceeds the implied fair value of that goodwill (the implied fair value of goodwill represents the excess of the fair value of a reporting unit over the amounts assigned to its assets and liabilities as if the reporting unit had been acquired in a business combination and the fair value of the reporting unit was the price paid to acquire the reporting unit). In the opinion of management, goodwill was not impaired as of June 30, 2004.

Net Loss Per Share

The net loss per share computations for 2004 and 2003 reflect the weighted average shares of outstanding common stock (see Note 6).

Basic net loss per share is computed by dividing the net loss for the period by the weighted-average number of common shares outstanding for the period. Diluted net loss per share is computed by dividing the net loss for the period by the weighted average number of common and potential common shares outstanding during the period, if the effect of the potential common shares is dilutive. As a result of the Company’s net losses, all potentially dilutive securities would be antidilutive and are excluded from the computation of diluted loss per share.

F-32

The following table lists the number of shares of common stock, which could be issued related to all potentially dilutive securities as of June 30, 2004:

Convertible preferred stock	2,500,000
Warrants	4,892,143
Options	560,000
7,952,143

Regulatory Impact

The current and future demand for the Company’s services is substantially dependent upon federal, state, local and foreign legislation and regulations mandating air pollution controls and emissions testing. If any or all of these governmental agencies should change their positions or eliminate or revise their requirements related to air pollution controls and emissions testing (including a shift to centralized facilities versus decentralized facilities), the Company could experience a significant adverse impact on its consolidated financial position and results of operations.

Accounting for Stock-Based Compensation

The Company applies Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25), and related interpretations in accounting for stock options. The Company has adopted only the disclosure provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS 123), as amended by statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure, in accounting for stock options and does not recognize compensation expense under the fair value provisions of SFAS 123.

The Company applies APB Opinion 25 and related interpretations in accounting for its stock options. Stock-based employee compensation cost has been reflected in net loss in the accompanying condensed consolidated statements of operations, for the 400,000 options classified as variable stock options granted had an exercise price less than the market value of the underlying common stock on the date of grant (see Note 10). At the end of each calendar quarter, the Company determines a value for the financial effect of the variable stock options. This value is calculated as the number of variable stock options times the difference between the closing bid price and the exercise price of the variable stock options. The financial effect will continue to be recorded by the Company until the options are exercised, cancelled, or expire. The following table illustrates the effect on net loss and net loss per share if the Company had applied the fair value recognition provisions of SFAS 123 to stock-based employee compensation.

F-33

	Six Months Ended June 30,
	2004	2003
Net loss, as reported	$(2,256,518)	$(519,824)
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	18,642	-
Pro forma net loss	$(2,275,160)	$(519,824)
Loss per share:
Basic and diluted - as reported	$(0.11)	$(0.07)

Basic and diluted - pro forma	$(0.11)	$(0.07)

Recently Issued Accounting Standard

In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities (FIN 46) which was revised in December 2003. FIN 46 addresses consolidation by business enterprises of variable interest entities, as defined in FIN 46; it applies to interest in special-purpose entities for periods ending after December 15, 2003. For interests in entities other than special-purpose entities, FIN 46 is applicable at various dates through 2004 and 2005. The Company does not expect FIN 46 to have a significant impact on its consolidated financial statements.

Note 3: Factors Affecting Operations

The Company is a start-up enterprise with limited operations and has not generated significant amounts of revenue. The Company incurred a net loss of $2,256,518 in the six month period ended June 30, 2004 and had a deficit in working capital of $878,185 at June 30, 2004. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The future success of the Company is contingent upon, among other things, the ability to: achieve and maintain satisfactory levels of profitable operations; obtain and maintain adequate levels of debt and/or equity financing; and provide sufficient cash from operations to meet current and future obligations.

The Company has prepared financial forecasts which indicate that, based on its current business plans and strategies, it anticipates that it will achieve profitable operations and generate positive cash flows in the next few years. However, the ultimate ability of the Company to achieve these forecasts and to meet the objectives discussed in the preceding paragraph cannot be determined at this time. The accompanying condensed consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Note 4: Goodwill

As discussed in Note 1, the Company made one acquisition during the quarter ended June 30, 2004. The acquisition of the assets of BB&S Emissions, LLC (BBS) resulted in the recording of goodwill of $81,666. The following table provides details of the acquisition:

F-34

BBS

Assets acquired
Property and equipment	$48,065
Goodwill	81,666
$129,731

Purchase price
Cash	$125,015
Capital lease obligation	4,716
$129,731

The Company made the above acquisition to increase its market share in the Atlanta, Georgia, area and reduce average overhead costs per store by acquiring a location, which could be controlled by a local management team, using existing resources. These circumstances were the primary contributing factors for the recognition of goodwill as a result of this acquisition.

Note 5: Debt Payable to Related Parties

Debt payable to related parties of Speedemissions at June 30, 2004 was as follows:

$300,000 promissory note payable to GCA Fund; interest payable quarterly at 10%; principal payable in single installment at maturity date of October 24, 2004 (see below); secured by certain assets of the Company	$300,000

$125,000 promissory note payable to V2R; interest (10% annually starting January 1, 2004) (face amount of note approximated the discounted amount at date of issuance) and principal payable in three installments at maturity dates of January 1, April 1 and June 1, 2004 (see below); secured by substantially all assets of the Company; subordinated to the security interests of GCA Fund	83,334

383,334
Less current portion	(383,334)
$-

F-35

Principal maturities on debt at June 30, 2004 were as follows:

Year Ending June 30,

2004	$383,334
$383,334

The $300,000 promissory note payable is mandatorily redeemable, at the option of GCA Fund, under certain circumstances as outlined in the note payable agreements, including but not limited to a change in control, as defined.

The $300,000 promissory note payable had an original maturity date of August 2, 2003 but was not repaid on that date. Effective as of September 2, 2003, the Company and GCA Fund agreed to extend the maturity date to April 24, 2004. Effective as of May 5, 2004, the Company and GCA Fund agreed to extend the maturity date to October 24, 2004.

On June 13, 2003, our subsidiary entered into a consulting agreement with V2R, Inc., which is controlled by Bahram Yusefzadeh, who subsequent to June 13, 2003 became one of our directors. Under the terms of the agreement, our subsidiary agreed to pay to V2R, upon the successful closing of a merger or acquisition of our subsidiary with a publicly traded corporation, the sum of $225,000. Of this amount, $125,000 was to be paid in accordance with the terms of a promissory note. The principal balance of the note was due on December 31, 2003, but was extended pursuant to an amendment dated December 30, 2003 to the earlier to occur of (i) the closing of a round of equity or debt financing in excess of $1,500,000, (ii) 90 days after the effectiveness of a registration statement, or (iii) in three equal installments beginning March 1, 2004, May 1, 2004, and July 1, 2004. The entire principal and interest became due on January 21, 2004 when we closed a round of equity financing in excess of $1,500,000; however, as of the date hereof we have only made one payment of $41,666, leaving an unpaid balance of principal and interest of $88,233 as of June 30, 2004.

As of December 31, 2003, the Company had a $225,000 promissory note payable to GCA Fund with terms of: interest payable quarterly at 10%, principal payable in a single installment at maturity date of April 24, 2004 and secured by certain assets of the Company. On January 18, 2004, the Company and GCA Fund agreed to convert the principal amount of the $225,000 promissory note and accrued interest amount of approximately $55,000 outstanding into 1,100,000 shares of the Company’s common stock representing an exchange rate of $0.25 per common share. As a result of the conversion, the Company recorded an expense of approximately $231,000 during the quarter ended March 31, 2004. The expense was recorded as a result of the difference between the $0.25 per share conversion price and the closing bid price for the Company’s common stock on the date of the conversion agreement.

The president and chief executive officer of the Company had advanced the Company $315,000 on several unsecured promissory notes. The notes were due and payable in 180 days, from their respective date of issuance, and carried interest at 5%. On June 16, 2004, the Company and its president and chief executive officer agreed to convert the principal amount of the $315,000 promissory note and accrued interest amount of approximately $8,700 outstanding into 924,996 shares of the Company’s common stock representing an exchange rate of $0.35 per common share. As a result of the conversion, the Company recorded an expense of approximately $231,000 during the quarter ended June 30, 2004. The expense was recorded as a result of the difference between the $0.35 per share conversion price and the closing bid price for the Company’s common stock on the date of the conversion agreement.

F-36

Note 6: Equity

SKTF

Preferred Stock

SKTF is authorized to issue 5,000,000 shares of $.001 par value preferred stock. On January 21, 2004, the Company completed a private placement of 2,500 shares of its Series A Convertible Preferred Stock (the Preferred Stock) and 2,500,000 common stock purchase warrants (the Warrants) to GCA Strategic Investment Fund Limited, an existing affiliate shareholder of the Company, in exchange for gross proceeds to the Company of $2,500,000. Net proceeds to the Company after the payment of an advisors fee and offering expenses was $2,234,000.

The Preferred Stock pays a dividend of 7% per annum, and each share of Preferred Stock is convertible into 1,000 shares of the Company’s common stock, or 2,500,000 shares of common stock in the aggregate. The Warrants are exercisable for a period of five years at an exercise price of $1.25 per share of common stock to be acquired upon exercise.

Common Stock

SKTF is authorized to issue 100,000,000 shares of $0.001 par value common stock, of which 22,376,219 shares were issued and outstanding as of June 30, 2004. As of June 30, 2003, SKTF had 6,044,750 shares of common stock issued and outstanding, as reported in its quarterly report on Form 10-QSB for the quarter ended March 31, 2003. Effective as of June 16, 2003, the closing date of the reverse acquisition (see Note 1), SKTF redeemed 5,044,750 shares at a cost of approximately $500 and issued 9,000,000 shares of common stock to the stockholders of Speedemissions (see Note 1). As a result, SKTF had 10,000,000 shares of common stock issued and outstanding as of June 16, 2003.

In 2003, SKTF issued stock in exchange for legal and consulting services rendered in the form of 600,000 shares of common stock. Of such amount, 300,000 shares were issued to The Lebrecht Group, APLC, an existing minority stockholder, and 300,000 shares were issued to designees of V2R. The shares were issued at no cost to the recipients and the Company recognized approximately $120,000 in general and administrative expense related to the issuance.

On December 18, 2003, the combined principal amount of $1,450,000 and accrued interest amount of approximately $135,000 outstanding under convertible debenture agreements, with a related party, were converted into 5,670,619 shares of the Company's common stock at an exchange rate of $0.28 per common share.

On January 7, 2004, the Company issued 180,000 shares of its common stock under the terms of its consulting agreement with a public relations firm (see note 8).

On January 18, 2004, the Company and GCA Fund agreed to convert the principal amount of the $225,000 promissory note (see Note 5) and accrued interest amount of approximately $55,000 outstanding into 1,100,000 shares of the Company’s common stock at an exchange rate of $0.25 per common share. As a result of the conversion, the Company recorded an expense of approximately $231,000 during the quarter ended March 31, 2004. The expense was recorded as a result of the difference between the $0.25 per share conversion price and the closing bid price for the Company’s common stock on the date of the conversion agreement.

F-37

On January 21, 2004, the Company completed a private placement of 2,500 shares of its Series A Convertible Preferred Stock (the Preferred Stock) and 2,500,000 common stock purchase warrants (the Warrants) to GCA Strategic Investment Fund Limited, an existing affiliate shareholder of the Company, in exchange for gross proceeds to the Company of $2,500,000. Net proceeds to the Company after the payment of an advisors fee and offering expenses was $2,234,000.

The Preferred Stock pays a dividend of 7% per annum, and each share of Preferred Stock is convertible into 1,000 shares of the Company’s common stock, or 2,500,000 shares of common stock in the aggregate. The Warrants are exercisable for a period of five years at an exercise price of $1.25 per share of common stock to be acquired upon exercise. The Company did not assign a value to the warrants upon issuance as the value was deemed immaterial.

On January 30, 2004, the Company completed the acquisition of all of the assets of the businesses known and operated as $20 Emission (the $20 Acquired Assets). The $20 Acquired Assets constitute all of the business assets of seven emissions testing stations in the Atlanta, Georgia area, which the Company intends to continue to operate under the Speedemissions name.

In exchange for the $20 Acquired Assets, the Company paid the purchase price of $1,001,000 in cash (the Cash Purchase Amount) and issued an aggregate of 956,318 shares of Company common stock (the Stock Purchase Shares and, together with the Cash Purchase Amount, the Purchase Price) to the sellers, Twenty Dollar Emission, Inc. and Kenneth Cameron (each a Seller and collectively the Sellers), and the Sellers designee. The Cash Purchase Amount and 622,985 of the Stock Purchase Shares were paid to the Sellers’ lender, Global Capital Funding Group, LP (Global), who is an affiliate of the Company and Kenneth Cameron is a former employee of the Company, whose services were retained by the Company after the purchase of $20 Emission. The Cash Purchase Amount was paid in cash by the Company using funds raised in its private placement of $2,500,000.

On February 18, 2004, in accordance with authorization by the board of directors on January 21, 2004, the Company issued 900,000 warrants to purchase shares of the Company’s common stock to its president. Each warrant entitles the president to purchase one share of common stock. The exercise price for 450,000 of the warrants is $0.75, with the remaining 450,000 having an exercise price of $1.05. Each of the two separately priced warrant issues expire on February 17, 2009 and each vest 150,000 warrants as immediately exercisable with the remaining 300,000 vesting in two equal parts of 150,000 warrants on January 1, 2005 and January 1, 2006. The Company did not assign a value to the warrants upon issuance as the value was deemed immaterial.

On February 25, 2004, the Company issued 50,000 shares of its common stock in payment of legal services rendered.

On March 9, 2004, the Company issued 180,000 shares of its common stock under the terms of its consulting agreement with a public relations firm (see note 8).

During the quarter ended March 31, 2004, the Company sold to qualified investors 855,000 security units. Each security unit consisted of two shares of the Company’s common stock and a warrant to purchase a share of the Company’s common stock at the closing bid price for the Company’s common stock on the subscription date. The Company received $.50 for each unit subscribed. The Company received subscriptions for 855,000 units, which represents $427,500 in proceeds to the Company, less consulting fees of approximately $21,000. All amounts subscribed were collected by the Company as of March 31, 2004. Upon completion of these subscriptions the Company issued a total of 1,710,000 shares of its common stock and 855,000 warrants. The Company does not anticipate receiving more subscriptions and considers this offering closed. The Company did not assign a value to the warrants upon issuance as the value was deemed immaterial.

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On May 7, 2004, the Company issued 90,000 shares of its common stock under the terms of its consulting agreement with a public relations firm (see note 8).

On May 24, 2004, the Company issued 100,000 shares of its common stock under the terms of its consulting agreement with a financial consulting firm (see note 8).

As of March 31, 2004, the president and chief executive officer of the Company had advanced the Company $315,000 on several unsecured promissory notes. The notes were due and payable in 180 days, from their respective date of issuance, and carried interest at 5%. On June 16, 2004, the Company and its president and chief executive officer agreed to convert the principal amount of the $315,000 promissory note and accrued interest amount of approximately $8,700 outstanding into 924,996 shares of the Company’s common stock representing an exchange rate of $0.35 per common share. As a result of the conversion, the Company recorded an expense of approximately $231,000 during the quarter ended June 30, 2004. The expense was recorded as a result of the difference between the $0.35 per share conversion price and the closing bid price for the Company’s common stock on the date of the conversion agreement.

During the quarter ended June 30, 2004, the Company sold to qualified investors 814,286 security units. Each security unit consisted of one share of the Company’s common stock and a warrant to purchase a share of the Company’s common stock at $.75 per warrant for every two common shares purchased. The Company received $.35 for each common share sold, which represents $285,000 in proceeds to the Company during the quarter ended June 30, 2004. Upon completion of these subscriptions the Company issued a total of 814,286 shares of its common stock and 407,143 warrants. The Company sold, under the terms described above, an additional 142,858 security units during July 2004, receiving proceeds of approximately $50,000. The Company did not assign a value to the warrants upon issuance, as the value was deemed immaterial. The Company anticipates receiving more subscriptions and considers this offering open as of the date of filing of this report on form 10-QSB.

Speedemissions

Preferred Stock

Speedemissions is authorized to issue 10,000,000 shares of $0.01 par value preferred stock. No terms or conditions have been established for any preferred stock, which may be established and the stock issued by the Board of Directors without further shareholder approval.

Common Stock

Speedemissions is authorized to issue 40,000,000 shares of $0.01 par value common stock, of which 7,142,857 shares were issued and outstanding as of June 30, 2004. All such shares are held by SKTF.

Warrant

As discussed in Note 1, in connection with the acquisition of Speedemissions by SKTF, Speedemissions issued a warrant to V2R. The warrant entitles V2R to purchase 130,000 shares of Speedemissions common stock at an exercise price of $.01 per share. Speedemissions did not assign a value to the warrant upon issuance as the value was deemed immaterial.

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Of the total shares subject to the warrant, 25,000 shares were exercisable upon execution of the agreement effective June 16, 2003. The remaining shares are exercisable based on the achievement of certain milestones by V2R in raising additional equity capital for Speedemissions. As of June 30, 2004, 25,000 shares were exercisable and no shares had been exercised under the warrant.

The warrant has a net exercise provision and contains, among other things, antidilution provisions and registration rights. Additionally, if Speedemissions has not closed on an initial public offering by February 11, 2006, Speedemissions is required to redeem the warrant at a price equal to $1.50 times the number of exercisable shares. On October 9, 2003, Speedemissions and V2R amended the warrant to provide for the exercise of the warrant in exchange for shares of SKTF common stock; the terms of such exercise are identical to the previous exercise terms.

Note 7: Income Taxes

As of December 31, 2003, Speedemissions had net operating loss (NOL) carryforwards of approximately $3,175,000 that may be used to offset future taxable income. The NOL carryforwards will expire at various dates through 2023.

As a result of the NOL carryforwards, the Company has recorded no provision or benefit for income taxes in the accompanying condensed consolidated financial statements. A valuation allowance has been recorded to offset the recognition of any deferred tax assets due to the uncertainty of future realization.

Note 8: Commitments

As discussed in Note 1, in connection with the acquisition of Speedemissions by SKTF, Speedemissions entered into a consulting agreement with V2R. Speedemissions also has a note payable to V2R (see Note 5) and has issued a warrant to V2R (see Note 6).

Pursuant to the consulting agreement, Speedemissions agreed to pay V2R a consulting fee of $8,334 per month, effective June 1, 2003. Additionally, Speedemissions agreed to pay V2R a transaction fee generally equal to 5% of the gross transaction amount of an equity transaction, as defined in the agreement. The agreement has a thirty-six month term, which term relies on the ability of Speedemissions to raise additional capital, and will automatically renew for successive twelve-month periods unless terminated by either party. If Speedemissions terminates the agreement, it will nevertheless be subject to a minimum consulting fee of $150,000.

Effective January 1, 2004, the consulting agreement was cancelled and replaced, by mutual agreement of the Company and V2R, with a new agreement. The new agreement continues for 30 months at a consulting fee of $8,334 per month. The new agreement grants V2R warrants to purchase 100,000 shares of the Company’s common stock at $0.25 per share. The warrants vest in two increments of 50,000 on January 1, 2005 and 2006, respectively. The Company plans to recognize consulting services expense associated with the warrants in accordance with SFAS 123. Additionally, V2R can earn success fees calculated using the Lehman Formula, as defined, for merger and acquisition and strategic alliance or partnership agreements arranged by the entity. The Lehman Formula calculation assigns, respectively, 5%, 4%, 3% and 2% fees to the first and each succeeding $1,000,000 increment of transaction value. Any transaction value greater than $4,000,000 uses 1% for purposes of fee calculation.

Effective September 15, 2003, the Company entered into a three-year employment agreement with its president and chief executive officer. Under the terms of the agreement, the president will receive a salary of $180,000 per year, plus an automobile and expense allowance, and will be eligible for quarterly bonuses as set forth in the agreement. In addition, the president was granted options to purchase up to 400,000 shares of SKTF common stock at an exercise price of $2.00 per share. These options were cancelled and re-issued with an exercise price of $0.25 per share on December 19, 2003. The agreement may be terminated by the Company for cause, in which case the president would not be entitled to severance compensation, or without cause, in which case the president would be entitled to the balance of his salary due under the agreement, plus other compensation earned through the date of termination.

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Effective December 1, 2003, the Company entered into an agreement with a public relations firm to issue stock in exchange for consulting services to be rendered by the public relations firm during the period from December 1, 2003 to May 31, 2004. The Company will issue a total of 450,000 shares of its common stock over the term of this agreement. As of December 31, 2003, no shares had been issued under the agreement. During 2003, the Company recognized $18,750 in general and administrative expenses related to this agreement. On January 7, 2004, March 9, 2004 and May 7, 2004, the Company issued a total of 450,000 shares of its common stock under the terms of its consulting agreement with a public relations firm (see note 6). During the six months ended June 30, 2004, the Company recognized approximately $218,000 in general and administrative expenses related to this agreement.

Effective January 1, 2004, the Company entered into an agreement with a financial consulting firm to issue stock in exchange for consulting services to be rendered by the financial consulting firm during the period from January 1, 2004 to June 30, 2004. The Company issued, on May 24, 2004, a total of 100,000 shares of its common stock, under the terms of this agreement (see note 6). During the six months ended June 30, 2004, the Company recognized $51,000 in general and administrative expenses related to this agreement.

Note 9: Contingencies

The Company is involved in various proceedings and litigation arising in the ordinary course of business. While any proceeding or litigation has an element of uncertainty, the Company believes that the outcome of any lawsuit or claim that is pending or threatened, or all of them combined, will not have a material adverse effect on its consolidated financial position or results or operations.

Note 10: Stock Options

SKTF’s board of directors and stockholders approved a stock option plan, effective June 1, 2001, pursuant to which 1,000,000 shares of common stock have been reserved for issuance under the plan.

On October 2, 2003 the Company issued options to purchase up to 400,000 shares of SKTF common stock at an exercise price of $2.00 per share. No stock-based employee compensation cost was recorded related to these options as the options granted had an exercise price greater than the market value of the underlying common stock on the date of grant.

On December 19, 2003, the 400,000 options granted on October 2, 2003, were cancelled and immediately re-issued with an exercise price of $.25 per share and an expiration date of December 18, 2013. Of the 400,000 options, 100,000 vested immediately with the remaining options vesting in three equal increments on October 1, 2004, 2005 and 2006, respectively. Since the options were cancelled and reissued without allowing a six-month period to elapse, the 400,000 options granted on December 19, 2003 have been reclassified as variable rather than fixed stock options. The accounting treatment for variable stock options requires that compensation expense be calculated at each reporting date based on the change in intrinsic value since the last reporting date. This treatment is required until the options are exercised, forfeited or they expire. In accordance with this requirement the Company recorded $5,360 in compensation expense during 2003 and $31,070 during the six-months ended June 30, 2004.

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On December 19, 2003, the Company granted 30,000 options to its directors for services provided with an exercise price of $.25 per share and an expiration date of December 18, 2013. All of the 30,000 options vested immediately. No stock-based employee compensation cost was recorded in the 2003 consolidated statement of operations related to these options as the options granted had an exercise price equal to the fair value of the underlying common stock on the date of grant.

On January 5, 2004, the Company granted 55,000 stock options to three of its employees. All of the options carried an exercise price of $.40, vested as of the date of the grant and expire January 4, 2014. No stock-based employee compensation cost has been recorded in the accompanying condensed consolidated statement of operations related to these options as the options granted had an exercise price greater than the fair value of the underlying common stock on the date of grant.

On April 20, 2004, the Company granted 75,000 stock options to two of its employees. All of the options carried an exercise price of $.515, vested as of the date of the grant and expire April 19, 2014. No stock-based employee compensation cost has been recorded in the accompanying condensed consolidated statement of operations related to these options as the options granted had an exercise price equal to the fair value of the underlying common stock on the date of grant.

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YOU MAY RELY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR SALE OF COMMON STOCK MEANS THAT INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AFTER THE DATE OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SHARES OF THE COMMON STOCK IN ANY CIRCUMSTANCES UNDER WHICH THE OFFER OR SOLICITATION IS UNLAWFUL.
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Dealer Prospectus Delivery Obligation. Until August 31, 2006, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

13,473,554 SHARES

SPEEDEMISSIONS, INC.

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PROSPECTUS
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September 29, 2004